UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material under § 240.14a-12

FIRST POTOMAC REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2015

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust on Thursday, May 21, 2015 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814.

At the Annual Meeting, you will be asked to: (i) elect seven members to the Board of Trustees from the nominees named in the accompanying proxy statement for a term of one year each; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; (iii) approve (on a non-binding basis) named executive officer compensation; and (iv) transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The accompanying proxy statement provides a detailed description of these proposals and instructions on how to vote your shares.

On behalf of the Board of Trustees and our employees, we thank you for your continued interest in and support of our company.

Sincerely,

Douglas J. Donatelli

Chairman and Chief Executive Officer

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2015

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Thursday, May 21, 2015 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814, to consider and take action on the following:

1.	To elect seven members to the Board of Trustees from the nominees named in the attached proxy statement for a term of one year each;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve (on a non-binding basis) named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only common shareholders of record as of the close of business on March 16, 2015 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Pursuant to Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our common shareholders over the Internet. Accordingly, we mailed on or about April 9, 2015, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our common shareholders of record as of March 16, 2015. Beginning on the date of the mailing of the Notice, all common shareholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 on a website referred to in the Notice and to vote by proxy on the Internet. These proxy materials are available free of charge. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone. Please see the attached proxy statement for more details on how you can vote.

The Board of Trustees appreciates and encourages your support of the Company. Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Samantha Sacks Gallagher

Executive Vice President,

General Counsel and Secretary

Bethesda, Maryland

April 9, 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2015

This Proxy Statement, our Annual Letter to Shareholders and our Annual Report on Form 10-K

for the year ended December 31, 2014 are available at www.first-potomac.com.

FIRST POTOMAC REALTY TRUST

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814 on Thursday, May 21, 2015 at 11:00 a.m., local time, and at any adjournment and postponement thereof. We mailed on or about April 9, 2015, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our common shareholders of record as of March 16, 2015. Beginning on the date of the mailing of the Notice, all common shareholders and beneficial owners had the ability to access all of the proxy materials (including this proxy statement and a form of proxy card or voting instruction card) and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to vote their proxy on the Internet. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone.

The mailing address of our principal executive offices is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information on or accessible through our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to soliciting proxies through the Internet or by mail, proxies may be solicited by the trustees, officers and employees of the Company, for no additional compensation, by telephone, telegram, personal interviews or otherwise. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons for their out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to:

(1)	elect the seven trustee nominees named in this proxy statement to the Board of Trustees, each for a term expiring at the 2016 annual meeting;

(2)	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

(3)	approve (on a non-binding basis) named executive officer compensation (the “say-on-pay proposal”); and

(4)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.

Board of Trustees’ Voting Recommendations

The Board of Trustees recommends that you vote as follows:

•	Proposal 1 (Election of Trustees): “FOR” the election of each of the nominees;

•	Proposal 2 (Ratification of KPMG LLP): “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2015; and

•	Proposal 3 (Advisory Vote on Executive Compensation): “FOR” the advisory approval of the compensation of the Company’s named executive officers.

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. Maryland law provides that a vote by Internet or telephone carries the same validity as a paper ballot. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote using a proxy card, you may request a proxy card from us as instructed in the Notice Regarding the Availability of Proxy Materials and sign, date and mail the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

If the proxy card is signed, dated and returned, but voting directions are not provided, the proxy will be voted “for” each of the trustee nominees, “for” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, “for” advisory approval of the compensation of the Company’s named executive officers, and in such manner as the proxy holders named on the proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone, or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card on the Internet, by telephone or by mail with a later date at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person.

If your common shares of beneficial interest (“Common Shares”) are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for the Annual Meeting; Who Can Vote at the Annual Meeting

Our Board of Trustees has fixed the close of business on March 16, 2015 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 16, 2015, the Company had outstanding 58,767,395 Common Shares. On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time to a date not more than 120 days after March 16, 2015, by the vote of a majority of the shares represented at the Annual Meeting in person or by proxy until a quorum has been obtained.

Who Can Attend the Annual Meeting

All holders of our Common Shares at the close of business on March 16, 2015, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you are the beneficial owner of Common Shares held in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 16, 2015.

Voting Requirements for the Proposals to Pass

The affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions and broker non-votes (described below) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, which is considered a routine matter. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval (on a non-binding advisory basis) of named executive officer compensation, commonly referred to as “say on pay.” For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Explanation of Broker Non-Votes

Broker non-votes occur when nominees, such as banks and brokers holding shares in “street” name on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”), the exchange on which our Common Shares are listed. On non-routine matters, nominees holding shares for a beneficial owner cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 2 (Ratification of KPMG LLP) is the only proposal that is considered “routine” under the NYSE rules. Accordingly, no broker non-votes will arise in the context of voting for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015, and the broker is permitted to vote your shares on such ratification even if the broker does not receive voting instructions from you.

However, broker non-votes may arise in the context of Proposals 1 and 3 (Election of Trustees and Advisory Vote on Executive Compensation, respectively) because such proposals are considered non-routine matters under the NYSE rules. Consequently, if you do not give your broker specific voting instructions, your broker will be unable to vote for the election of trustees and on the “say on pay” proposal. Accordingly, we urge shareholders who hold their shares through a broker or other nominee to provide voting instructions so that their Common Shares may be voted on these proposals.

PROPOSAL 1: ELECTION OF TRUSTEES

The Board of Trustees is currently comprised of eight trustees, all of whom have terms expiring at the 2015 Annual Meeting. As previously disclosed, R. Michael McCullough is retiring upon expiration of his current term as a trustee, which expires at the 2015 Annual Meeting. In addition, in accordance with the terms of the Company’s Governance Guidelines, which provide that “[n]o Trustee may be nominated to a new term if he or she would be age 77 or older at the time of the election,” J. Roderick Heller, III exceeds the age limit for trustees and also is retiring upon expiration of his current term as a trustee, which expires at the 2015 Annual Meeting. The Board has nominated James P. Hoffmann to serve on the Board of Trustees to fill one of the two vacancies that will arise as a result of the retirements of Messrs. McCullough and Heller. In connection with the foregoing, our Board of Trustees will be reduced from eight trustees to seven trustees and, therefore, at the 2015 Annual Meeting, only seven trustees will be nominated to serve until the 2016 Annual Meeting of Shareholders. The seven persons named below are nominated to serve on the Board of Trustees until the 2016 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each of the nominees, other than Mr. Hoffmann, is currently a trustee of the Company and was elected by our shareholders at the 2014 Annual Meeting of Shareholders. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees and trustee nominee are “independent” trustees under the rules of the NYSE and under applicable rules of the SEC: Robert H. Arnold, Richard B. Chess, James P. Hoffmann, Alan G. Merten, Thomas E. Robinson and Terry L. Stevens.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees. Under these circumstances, the Board of Trustees may also, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election as Trustees

The following table sets forth the names, ages and principal occupations of each of the trustees nominated for election at the Annual Meeting, and the period during which each has served as a trustee:

Name	Principal Occupation	Trustee Since	Age
Robert H. Arnold	Co-Managing Director, R.H. Arnold & Co., Inc.	2003	71
Richard B. Chess	Managing Partner, Chess Law Firm	2003	61
Douglas J. Donatelli	Chairman and Chief Executive Officer of the Company	2003	53
James P. Hoffmann	Former Global REIT Portfolio Manager	—	54
Alan G. Merten	President Emeritus, George Mason University	2005	73
Thomas E. Robinson	Senior Advisor, Stifel	2013	67
Terry L. Stevens	Former Chief Financial Officer, Highwoods Properties, Inc.	2003	66

Set forth below are descriptions of the biographical information and specific qualifications and attributes of each of the trustees nominated for election at the Annual Meeting.

Robert H. Arnold has served since 1989 as the Co-Managing Director of R.H. Arnold & Co., Inc., a New York-based financial consulting firm which specializes in providing advisory services to U.S. and international institutions. He has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering in 2003. Mr. Arnold has more than 30 years of financial experience including serving as the Treasurer of Merrill Lynch & Co. and the Chief Financial Officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the Wilmington Funds and Treasury Strategies, Inc. He received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University. Nominee’s Specific Qualifications: Mr. Arnold’s service at Merrill Lynch and as Co-Managing Director of R.H. Arnold & Co., Inc. has provided him with extensive experience in investment banking and finance. This experience is particularly valuable in connection with the Company’s consideration of strategic alternatives and its involvement in the debt and equity markets. Mr. Arnold currently serves as chairperson of the Finance and Investment Committee of the Board of Trustees.

Richard B. Chess is an attorney and has served since 2007 as the managing partner of the Chess Law Firm, located in Richmond, Virginia. He was the President of Encore Equities, a subsidiary of a Dallas-based real estate developer (Encore Enterprises) from 2012 to 2013. He served as President of the Real Estate Securities Association from 2010 to 2011 and served from 2007 to 2010 as President of American Realty Capital Markets, a securities broker dealer focused on real estate. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering in 2003. From 1987 to 1996, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a publicly traded real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and a J.D. degree from the University of Richmond Law School. Nominee’s Specific Qualifications: Mr. Chess’ experience in real estate acquisitions and finance, his legal background, and his personal knowledge of the Mid-Atlantic real estate market, provides the Company with a real estate professional’s judgment to the Company’s acquisitions process and an attorney’s perspective to the legal and governance requirements of the SEC and NYSE.

Douglas J. Donatelli is a founder of the Company and has served as Chairman since May 2007 and Chief Executive Officer and trustee of the Company since our Predecessor’s founding in 1997. Mr. Donatelli previously was Executive Vice President of Donatelli & Klein, Inc. (now Donatelli Development, Inc.), a real estate development and investment firm located in Bethesda, Maryland, and from 1985 to 1991, President of D&K Broadcasting, a communications subsidiary of Donatelli Development, Inc. that owned Fox network affiliated television stations. Mr. Donatelli is active in many charitable and community organizations. He is a member of the Greater Washington Board of Trade and the Economic Club of Greater Washington. He also serves as Chairman of the Board of Catholic Charities of the Archdiocese of Washington. He is a member of the Urban Land Institute and is on the Advisory Board of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University. Nominee’s Specific Qualifications: Mr. Donatelli’s twenty-five years of experience in commercial real estate and the capital markets and his continued performance as the Chief Executive Officer of the Company for the past fifteen years provides the Company with strategic and decisive leadership.

James P. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company, an investment management company, where he served as the firm’s senior global REIT analyst and portfolio manager, as well as on numerous internal management oversight committees, from 1997 to 2012. Prior to that, he held analyst positions at Everen Securities, LaSalle Street Capital Management and Eastdil Realty, Inc. since 1986, and gained extensive experience covering REITs and other real estate portfolios across all property sectors. He also served as Senior Investment Officer, Real Estate, at the Washington State Investment Board from 1992 to 1994. Mr. Hoffmann currently serves on the board of directors of HCP, Inc. (NYSE: HCP). He received a Bachelor of Science in Economics and Master of Science in Real Estate Appraisal & Investment Analysis from the University of Wisconsin. Nominee’s Specific Qualifications: Mr. Hoffmann’s thirty years of experience in real estate investment analysis and as a current director of another public REIT, as well as his comprehensive understanding of the global real estate investment industry, provide us with valuable insight with respect to our business and institutional shareholder perspectives, the evaluation of investment opportunities and the Company’s overall strategic planning process.

Alan G. Merten is President Emeritus of George Mason University. He served as President of George Mason University from July 1996 until June 2012. He has been a trustee of the Company since October 2005. Dr. Merten was Dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996, the Dean of the College of Business Administration at the University of Florida from 1986 to 1989, and Associate Dean for Executive Education and Computing Sciences at the University of Michigan from 1984 to 1986. He has served on the Board of Trustees of mutual funds affiliated with Legg Mason Partners since 1990 and the Board of Directors of Cardinal Financial Corporation since 2006. He was a director of INOVA Health System from 1999 to 2007 and 2009 to 2013. He also served on the Board of Xybernaut Corporation from 2004 to 2006. In 2012, he joined the board of directors of DeVry Education Group Inc. (NYSE: DV). Dr. Merten holds a Bachelor of Science in mathematics and Ph.D. in computer science from the University of Wisconsin and a Master of Science in computer science from Stanford University. Nominee’s Specific Qualifications: Dr. Merten’s academic credentials in business administration, and his sixteen years as President of an expanding university in Northern Virginia, bring a combination of strategic thinking, organizational leadership, and knowledge of the Northern Virginia real estate markets, one of the Company’s primary markets, to the Board of Trustees.

Thomas E. Robinson is Senior Advisor to the real estate investment banking group at Stifel, a full-service brokerage and investment banking firm, where he previously was a managing director and co-head of the real estate investment banking group. Prior to that position he served as President and Chief Financial Officer of Storage USA, Inc., a self-storage REIT, from 1994 to 1997. Mr. Robinson has served as a trustee of the Company since 2013. Mr. Robinson currently serves on the boards of directors of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) and BRE Properties, Inc. (NYSE: BRE). He is a former trustee of Centerpoint Properties Trust and former director of Legg Mason Real Estate Investors, Inc. Mr. Robinson is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and in 2009 received its Industry Achievement Award for his wisdom, expertise, and service to the REIT industry. He holds a Bachelor’s degree from Washington and Lee University, a Juris Doctor degree from Suffolk University Law School, and a Master of Laws degree in Taxation from the Georgetown University Law Center. Nominee’s Specific Qualifications: Mr. Robinson’s experience as a former chief financial officer of a public REIT and as a current director of two public REITs, and his expertise in real estate finance/investment banking, accounting and the public equity markets qualify him to help ensure that the Board of Trustees fulfills its oversight responsibilities with respect to the Company’s overall strategic planning process, capital structure, financings and evaluation of investment opportunities.

Terry L. Stevens was Senior Vice President and Chief Financial Officer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina until his retirement in September 2014. Mr. Stevens joined Highwoods in December 2003. Highwoods is a publicly traded real estate investment trust that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering in 2003. Prior to joining Highwoods, from 1994 to 2003, Mr. Stevens held various executive positions, including Executive Vice President, Chief Financial Officer and Trustee, at Crown American Realty Trust, a publicly traded retail real estate company that merged with Pennsylvania Real Estate Investment Trust in November 2003. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in physics from Juniata College and a Masters of Business Administration from The Wharton School. Nominee’s Specific Qualifications: Mr. Steven’s experience as a former chief financial officer of two public REITs and as a former trustee of a public REIT, and his expertise in REIT accounting, real estate finance and the public equity markets qualify him to help the Board of Trustees fulfill its oversight responsibilities with respect to the Company’s overall strategic planning process, capital structure, financings and evaluation of investment opportunities, and financial reporting, accounting and risk assessment functions. He has been designated the Company’s “audit committee financial expert” and currently serves as chairperson of our Audit Committee.

Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed KPMG LLP (“KPMG”) as our Company’s independent registered public accounting firm for the year ending December 31, 2015. Although shareholder approval is not required, in recognition of the importance of this matter to our shareholders and as a matter of good corporate governance, our Board of Trustees has determined that it is in the best interest of our shareholders to seek shareholder ratification of our Audit Committee’s selection of KPMG as our independent registered public accounting firm.

If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, and may, but will not be required to, appoint a different independent registered public accounting firm.

For additional information regarding our independent registered public accounting firm, see “Principal Accountant Fees and Services” below.

We expect that a representative of KPMG will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Trustees recommends that shareholders vote “FOR” ratification of the appointment of KPMG.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

Our corporate governance is structured in a manner that our Board of Trustees believes aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	our Board of Trustees is not staggered, with each of our trustees subject to re-election annually;

•	our Board of Trustees currently has eight trustees, a substantial majority (seven) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC;

•	at least one of our trustees qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; and

•	we do not have a shareholders rights plan.

Corporate Governance Guidelines

Our Board of Trustees has adopted Governance Guidelines, which set forth a flexible framework within which the Board of Trustees, assisted by its committees, directs the affairs of the Company. The Governance Guidelines reflect the Board of Trustees’ commitment to monitoring the effectiveness of decision-making at the Board of Trustees and management level and ensuring adherence to good corporate governance principles. The Governance Guidelines address, among other things:

•	the responsibilities and qualifications of trustees, including trustee independence;

•	the responsibilities, composition and functioning of committees of the Board of Trustees;

•	the appointment of the lead trustee;

•	trustee access to officers and employees and, as necessary and appropriate, independent advisors;

•	trustee compensation;

•	trustee orientation and continuing education;

•	management succession and review; and

•	annual performance evaluation of the Board of Trustees and its committees.

Our Corporate Governance guidelines are subject to periodic review by the Nominating and Governance Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our trustees, officers (including the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and other employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the honest and ethical handling of actual or potential conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports we file with, or submit to, the SEC and in other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	fair dealing with our customers, tenants, suppliers, competitors and employees;

•	prompt internal reporting of violations of the Code of Business Conduct and Ethics to appropriate persons; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics applicable to our executive officers or trustees may be made only by the approval of a majority of the disinterested members of the Board of Trustees and will be promptly disclosed to shareholders as required by law, stock exchange regulation or the requirements of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.first-potomac.com under the section “Investors — Corporate Governance.” Information on or accessible through our website is not and should not be considered a part of this proxy statement.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee and our Finance and Investment Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com under the section “Investors — Corporate Governance,” and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. Information on or accessible through our website is not and should not be considered a part of this proxy statement.

Independence of Our Board of Trustees

Our Bylaws and Governance Guidelines and the listing standards of the NYSE require that a majority of our trustees be independent. Our Board of Trustees has adopted categorical standards to assist the Board of Trustees in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	Employment. The trustee is, or has been within the last three years, an employee of the Company, or his or her immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	Other Compensation. The trustee has received or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•	Auditor Affiliation. The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor or the trustee’s immediate family member is a current partner of such a firm or a current employee of such a firm and as an employee participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or the trustee was or his or her immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The trustee is or has been within the last three years, or his or her immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	Business Transactions. The trustee is a current employee, or his or her immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

The Board of Trustees, after broadly considering the above criteria and all relevant facts and circumstances regarding the past and current relationship of each trustee with the Company, determined that the following members of the Board of Trustees had no material relationship with the Company and were independent in accordance with the NYSE listing standards and applicable SEC rules: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten, Thomas E. Robinson and Terry L. Stevens. We presently have eight trustees, including these seven independent trustees.

Board Leadership Structure

Our Chief Executive Officer, Mr. Donatelli, also serves as the Chairman of the Board of Trustees. In order to strengthen the role of our independent trustees and encourage independent Board leadership, the Board of Trustees has established the position of Lead Independent Trustee (which is currently held by Mr. Heller) and the membership of each of the Board’s four committees is composed only of independent trustees as defined by the rules of the NYSE. We believe this Board leadership structure is appropriate for our Company at this time; the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear voice from management to shareholders, officers and employees, and an efficient decision making process in executing the Company’s strategic plan. Mr. Donatelli benefits from the input provided by the Lead Independent Trustee and each of the committee chairs, each of whom is elected annually.

Pursuant to the charter of the Lead Independent Trustee, which is available on the Company’s website www.first-potomac.com under “Investors — Corporate Governance,” the responsibilities of the Lead Independent Trustee include, among other things:

•	serving as an informal advisor to the Chief Executive Officer regarding business and financial strategy and Board practices;

•	conferring with the Chairman of the Board with respect to agendas of Board meetings;

•	chairing meetings/presiding over executive sessions of our non-management trustees, as discussed below, at which the independent trustees discuss pending matters outside the presence of management;

•	providing the medium for informal dialogue with and between independent trustees, allowing for free and open communication within that group; and

•	serving as a liaison between the non-management trustees and senior management, including the Chief Executive Officer.

Shareholders and other interested persons may contact our Lead Independent Trustee in writing by mail c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Lead Independent Trustee.

The Board’s Role in Risk Oversight

The Board of Trustees has overall responsibility for the oversight of the Company’s enterprise risk management process. In this regard, the Board of Trustees seeks to identify, understand, analyze and oversee critical business risks. While the full Board of Trustees has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address risks that may be within the scope of a particular committee’s expertise or charter. The Audit Committee oversees risks related to the Company’s financial statements, financial reporting, debt covenant compliance, accounting, the internal audit, SEC compliance, regulatory compliance and other legal matters. The Audit Committee meets separately with representatives of the Company’s independent auditing firm and internal auditing firm. The Nominating and Governance Committee oversees risks related to the Company’s governance structure and processes, including the trustee nomination and evaluation processes, compliance with our Code of Business Conduct and Ethics, Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE, and corporate governance-related risks. The Finance and Investment Committee oversees risks related to financial matters, debt covenant compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets. The Compensation Committee oversees risks in the areas of executive and trustee compensation, and evaluates the risks associated with all compensation programs of the Company.

While the Board of Trustees oversees risk management as part of an on-going process, the Company’s management is charged with managing risk. Management periodically reports to the Board of Trustees and its committees, as appropriate, on the material risks to the Company, including in the areas of market condition, investment selection and optimization, access to capital, debt covenant compliance, refinancing of corporate and property level debt, tenant credit and leasing, and the mitigation activities intended to address such risks, and provides a quarterly update regarding the Company’s policies and procedures in place to minimize certain potential legal, regulatory and contractual risks.

Board Committees

Our Board of Trustees had four standing committees to assist it in the discharge of its responsibilities during 2014. The principal responsibilities of each committee are described below. Committee members are appointed by the Board of Trustees upon the recommendation of the Nominating and Governance Committee, which annually reviews the composition of each committee. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE listing standards.

The table below provides membership information for each of the committees as of the date of this proxy statement:

Trustee	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance and Investment Committee
Robert H. Arnold		X		X (Chair)
Richard B. Chess	X			X
J. Roderick Heller, III		X	X
R. Michael McCullough		X (Chair)	X
Alan G. Merten	X		X (Chair)
Thomas E. Robinson		X		X
Terry L. Stevens	X (Chair)*			X

*	Audit committee financial expert

Audit Committee

Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chair) and Chess and Dr. Merten. Our Board of Trustees has determined that each of the Audit Committee members is independent, in accordance with the NYSE listing standards and applicable SEC rules, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the applicable SEC rules. The Audit Committee operates under a written charter adopted by our Board of Trustees. The principal functions and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent registered public accounting firm our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, oversee and evaluate the independent registered public accounting firm;

•	approve professional services provided by the independent registered public accounting firm;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	oversee the performance of the Company’s internal audit function;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor, with the Board of Trustees, compliance with legal and regulatory requirements and the Company’s major risk exposures related to the Company’s financial statements, financial reporting, debt covenant compliance, accounting and annual audit and the steps management has taken to monitor and control such exposures.

The Audit Committee has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Audit Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Audit Committee.

The Audit Committee met six times in 2014.

For more information, please see “Audit Committee Report” beginning on page 61.

Compensation Committee

Our Board of Trustees has established a Compensation Committee, which currently consists of Messrs. McCullough (Chair), Arnold, Heller and Robinson. Our Board has determined that each of the Compensation Committee members is independent in accordance with the NYSE listing standards and applicable SEC rules.

The Compensation Committee operates under a written charter adopted by our Board of Trustees. The Compensation Committee determines compensation for our executive officers and administers the Company’s 2009 Equity Compensation Plan (as amended, the “2009 Plan”). Although the Company’s 2003 Equity Compensation Plan (as amended, the “2003 Plan”) expired in 2013, awards remain outstanding under the 2003 Plan and, as such, the Compensation Committee administers awards outstanding under the 2003 Plan. The principal functions of the Compensation Committee include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the compensation of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of our other executive officers;

•	determining and approving the compensation of our trustees;

•	reviewing our executive compensation plans, policies and programs;

•	implementing and administering our incentive and equity-based compensation plans;

•	administering and approving awards pursuant to these plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our annual proxy statement.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of trustee or executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Compensation Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Compensation Committee. In selecting any such advisors or consultants, the Compensation Committee considers the independence of such advisor or consultant, as determined by it in its business judgment, in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants.

The Compensation Committee met six times in 2014.

Nominating and Governance Committee

Our Board of Trustees has established a Nominating and Governance Committee, which currently consists of Dr. Merten (Chair) and Messrs. Heller and McCullough. Our Board has determined that each of the Nominating and Governance Committee members is independent in accordance with NYSE listing standards and applicable SEC rules. The Nominating and Governance Committee operates under a written charter adopted by our Board of Trustees. The principal functions and responsibilities of the Nominating and Governance Committee include:

•	identifying and recommending to our Board of Trustees qualified candidates for service on our Board of Trustees;

•	implementing and monitoring our Governance Guidelines and Code of Business Conduct and Ethics;

•	reviewing and making recommendations on matters involving the general operation of our Board of Trustees, including board size and composition, and committee function, composition and structure;

•	recommending to our Board of Trustees nominees for each committee of our Board of Trustees;

•	overseeing the annual evaluation of the performance of our Board of Trustees as a whole and of each individual trustee; and

•	overseeing matters regarding corporate governance-related risks.

The Nominating and Governance Committee met five times in 2014.

Finance and Investment Committee

Our Board of Trustees has established a Finance and Investment Committee, which consists of Messrs. Arnold (Chair), Chess, Robinson and Stevens. The Finance and Investment Committee operates under a written charter adopted by our Board of Trustees. The principal functions and responsibilities of the Finance and Investment Committee include:

•	reviewing and overseeing the Company’s strategic business plan;

•	reviewing the Company’s long-term and short-term capital structure;

•	reviewing certain proposed asset acquisitions, dispositions and developments by the Company and making recommendation to the Board of Trustees with respect to such transactions above certain dollar thresholds;

•	reviewing and making recommendations to the Board of Trustees regarding proposed financing transactions; and

•	overseeing risk related to financial matters, debt covenant compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets.

The Finance and Investment Committee met ten times in 2014.

Other Committees

From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Trustees.

Executive Sessions of Our Non-Management Trustees

Pursuant to our Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, the Board of Trustees regularly holds executive sessions that exclude our non-independent trustee and other members of our management team. There were four executive sessions held during 2014. Our Lead Independent Trustee presides over these executive sessions.

Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting of Shareholders

The Board of Trustees held 12 meetings in 2014, including telephonic meetings. All trustees attended at least 75% of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2014.

Our Governance Guidelines provide that, absent unusual or unforeseen circumstances, all trustees of the Company should attend the Company’s annual meetings of shareholders. All of our trustees attended the 2014 Annual Meeting.

Trustee Nominations

Process and Criteria for Identifying and Evaluating Trustee Candidates. The Nominating and Governance Committee is responsible for reviewing each year the qualifications and performance of each member of the Board of Trustees, the qualifications of potential new Board members, and the composition of the Board of Trustees as a whole.

The Nominating and Governance Committee seeks to identify candidates based on input provided by a number of sources, including (i) other members of the Board, (ii) officers and employees of the Company and (iii) shareholders of the Company. As part of the candidate identification process, the Nominating and Governance Committee evaluates the skills, experience and diversity possessed by the current Board of Trustees, and whether there are additional skills, experience or diversity that should be added to complement the composition of the existing Board of Trustees. The Nominating and Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Nominating and Governance Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Governance Committee’s process of recommending trustee candidates.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, we endeavor to have a diverse Board whose members represent a range of experiences and perspectives in business, finance and policy-making that are relevant to the Company’s business and markets. The Nominating and Governance Committee, therefore, focuses on the following criteria: a trustee’s independence qualifications under NYSE rules, diversity, business experience, ethics, leadership characteristics, financial acumen, industry and market knowledge, and knowledge of the public markets.

After completing the identification and evaluation process described above, the Nominating and Governance Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the annual meeting of shareholders.

Trustee Candidate Recommendations and Nominations by Shareholders. The Nominating and Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating and Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder entitled to vote for the election of trustees at the 2016 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2016 Annual Meeting” below.

Communications with Our Board of Trustees

Shareholders and other interested parties may communicate directly with our Board of Trustees as a whole, the non-management trustees of our Board, any committee of our Board and/or any specified individual trustee by sending a written communication c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board, the non-management trustees and any such specified committee or individual trustee, as applicable.

Shareholder Proposals for Our 2016 Annual Meeting of Shareholders

Our Board will provide for presentation of proposals by our shareholders at the 2016 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws regarding shareholder proposals.

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be presented at the 2016 Annual Meeting must be received at our executive offices on or before December 11, 2015 to be considered for inclusion in the 2016 proxy statement materials.

Shareholders wishing to submit proposals or trustee nominations to be presented at the 2016 Annual Meeting that are not to be included in our proxy statement materials must deliver notice to us at our executive offices not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s 2015 Annual Meeting (i.e. between February 21, 2016 and March 22, 2016). Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and trustee nominations. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information on or accessible through our website is not and should not be considered part of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

Our related party transactions policy is set forth in the Company’s Bylaws and Code of Business Conduct and Ethics. The policy provides that trustees and officers are prohibited from entering into agreements and transactions with the Company that involve a conflict of interest, unless such conflict is first disclosed to the Board of Trustees and waived by a majority of the disinterested members of the Board of Trustees. For these purposes, a conflict of interest exists when a person’s interests are not aligned or appear not be aligned, or interfere, or appear to interfere, in any way with the interests of the Company.

Certain Relationships

Related Party Interests in Operating Partnership Transactions

Our Chief Executive Officer and Chief Investment Officer, who are both co-founders of the Company, beneficially own units of limited partnership interest (“OP Units”) in our operating partnership, First Potomac Realty Investment Limited Partnership (the “Operating Partnership”) as a result of contributions of properties and other assets to the Operating Partnership in connection with our initial public offering: Douglas J. Donatelli (92,056 OP Units, or approximately 0.15% of the total number of OP Units issued and outstanding, including the OP Units held by the Company); and Nicholas R. Smith (41,123 OP Units, or approximately 0.07%). These executive officers may have conflicting duties because, in their capacities as our executive officers, and in the case of Mr. Donatelli, as our Chairman, they have a duty to the Company, while at the same time, in our capacity as general partner of the Operating Partnership, they have a fiduciary duty to the limited partners of the Operating Partnership. Conflicts may arise when the interests of our shareholders and the limited partners of the Operating Partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness that are in the best interests of our shareholders. The partnership agreement of the Operating Partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

Employment and Related Agreements

We have entered into employment and severance arrangements with our named executive officers. The material terms of the employment and severance arrangements with our named executive officers are described under “Executive Compensation — Employment and Related Agreements” and “Executive Compensation — Potential Payments Upon Termination or a Change in Control.”

COMPENSATION OF TRUSTEES

The following table presents information relating to total compensation of our trustees for the fiscal year ended December 31, 2014. Douglas J. Donatelli, our chief executive officer, receives no compensation for his service on the Board of Trustees.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Robert H. Arnold	$55,000	$54,988	—	—	—	$2,410	(2)	$112,398
Richard B. Chess	$50,000	$54,988	—	—	—	$2,410	(2)	$107,398
J. Roderick Heller, III	$75,000	$54,988	—	—	—	$2,410	(2)	$132,398
R. Michael McCullough	$57,500	$54,988	—	—	—	$2,410	(2)	$114,398
Alan G. Merten	$60,000	$54,988	—	—	—	$2,410	(2)	$117,398
Thomas E. Robinson	$46,930	$54,988	—	—	—	$2,240	(2)	$104,158
Terry L. Stevens	$60,000	$54,988	—	—	—	$2,410	(2)	$117,398

(1)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant-date fair value of restricted share awards made on May 20, 2014. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. At December 31, 2014, each trustee held 4,256 restricted Common Shares that vest on May 20, 2015, assuming continued service by the trustee until that date. There were no other unvested restricted Common Shares or outstanding options held by our non-management trustees as of December 31, 2014.
(2)	Represents the dividends earned on unvested restricted shares issued under the 2009 Plan.

Additional Information Regarding Compensation of Trustees

Annual Fees and Equity Awards. As compensation for serving on our Board of Trustees each of our non-employee trustees is entitled to receive an annual base cash fee of $35,000. The chairperson of the Audit Committee is entitled to receive an additional annual cash fee of $20,000, the chairperson of the Compensation Committee is entitled to receive an additional annual cash fee of $15,000 (increased to $20,000 effective July 1, 2014) and the chairperson of each of the Nominating and Governance Committee and the Finance and Investment Committee is entitled to receive an additional annual cash fee of $15,000; provided, however, that a trustee may not receive more than one chairperson’s fee. The Lead Independent Trustee is entitled to receive an additional annual cash fee of $30,000. Each non-employee trustee who is a member of the Audit Committee (other than the chairperson) is entitled to receive an additional annual cash fee of $10,000 and each non-employee trustee who was a member of any other committee of the Board of Trustees (other than the chairperson) is entitled to receive an additional annual cash fee of $5,000 with respect to each committee on which he serves. All of the fees are paid quarterly.

In addition, on May 20, 2014, each of our non-employee trustees received a grant of 4,256 restricted Common Shares (valued on the date of grant at approximately $55,000), all of which will vest on May 20, 2015, assuming continued service by the trustee until that date.

We reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2014.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were timely satisfied by these persons during 2014.

EXECUTIVE OFFICERS

The following table contains information regarding the current executive officers of the Company. These officers are appointed annually by the Board of Trustees and serve at the Board’s discretion.

Name	Age	Position
Douglas J. Donatelli	53	Chairman and Chief Executive Officer
Andrew P. Blocher	50	Executive Vice President, Chief Financial Officer and Treasurer
Samantha S. Gallagher	38	Executive Vice President, General Counsel and Secretary
Robert Milkovich	55	Executive Vice President, Chief Operating Officer
Nicholas R. Smith	50	Executive Vice President, Chief Investment Officer

Douglas J. Donatelli. See Mr. Donatelli’s information on page 6.

Andrew P. Blocher joined the Company in 2012 as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Blocher has over 20 years of finance and capital markets experience, including 15 years in the public REIT sector. Prior to joining the Company, Mr. Blocher was the Chief Financial Officer at Federal Realty Investment Trust (NYSE: FRT), a publicly traded retail REIT, where he had oversight of the finance, accounting, human resources, investor relations and information technology departments. Mr. Blocher joined Federal Realty Investment Trust in 2000 as Vice President, Investor Relations and was promoted to Senior Vice President in 2007 and to Chief Financial Officer in 2008. Mr. Blocher had served as Director, Structured Finance Marketing and Modeling, at Freddie Mac, as well as Vice President of Capital Markets for CRIIMI MAE Inc., a mortgage REIT. Mr. Blocher is a member of the National Association of Real Estate Investment Trusts (NAREIT). In addition, he currently serves as a member of the Board of Directors of Make-A-Wish® Mid-Atlantic, Inc., and serves as a member of its Executive Committee, as well as Chairman of its Audit and Finance Committee. Mr. Blocher received his Bachelor of Science degree in Finance from Indiana University in Bloomington and his Masters of Business Administration in Finance from The George Washington University.

Samantha Sacks Gallagher joined the Company in October 2014 as Executive Vice President, General Counsel and Secretary. Ms. Gallagher serves as the Company’s chief legal officer and leads the Company’s corporate legal function. In her role, she has leadership responsibility for corporate governance matters, SEC and NYSE compliance, structuring of corporate-level transactions, overseeing litigation, as well as managing outside counsel. Prior to joining the Company, Ms. Gallagher served as a Partner at Arnold & Porter LLP in the firm’s Corporate and Securities Practice. She also previously served as a Partner at Hogan Lovells US LLP in the firm’s Corporate, Capital Markets and REIT practice groups (having joined Hogan as a corporate attorney in 2001). While in private practice, Ms. Gallagher focused on capital markets transactions, joint ventures, mergers and acquisitions and strategic investments, as well as advising companies in a variety of corporate and securities law matters. In particular, she has extensive experience representing REITs and other real estate companies and financial institutions. She currently serves on the Board of Directors for Make-A-Wish® Mid-Atlantic, Inc., and is a member of its Governance Committee. Ms. Gallagher received her Juris Doctor degree from Georgetown University Law Center, cum laude, and her Bachelor of Arts degree from Princeton University, summa cum laude.

Robert Milkovich joined the Company in June 2014 as Executive Vice President and Chief Operating Officer. Mr. Milkovich has over 25 years of leadership in the greater Washington, D.C. commercial real estate industry, as well as elsewhere in the country. Prior to joining the Company, he served, since 2012, as President and Head of the Investment Committee of Spaulding & Slye Investments, a comprehensive real estate services and investment company that is a wholly owned subsidiary of JLL. He also served as Regional Director of Archon Group, L.P., an investment arm of the merchant banking division of Goldman Sachs, which he joined in 2004, and served as Market Managing Director for CarrAmerica Realty Corporation, a then publicly traded office REIT headquartered in Washington, D.C. He currently serves as a Director and Investment Committee member for the University System of Maryland Foundation. Mr. Milkovich is on the Board and Membership Committee of the Economic Club of Washington, D.C. and is a member of the Urban Land Institute’s Office Development Counsel, and was a past president of The Real Estate Group in Washington, D.C. Mr. Milkovich graduated with a B.S. in Business Administration from the University of Maryland.

Nicholas R. Smith is one of the founders of the Company and has served as Executive Vice President and Chief Investment Officer since the founding of our predecessor in 1997. He has over 25 years of experience in commercial real estate in the Washington, D.C. area, including seven years with Donatelli Development, Inc. (“DDI”) and D&K Management. Prior to joining DDI, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in Mclean, Virginia and Transwestern (formerly Barrueta & Associates, Inc.), a Washington, D.C.-based commercial real estate brokerage and property management firm. Mr. Smith received his Bachelor of Arts degree from The Catholic University of America. He currently serves on the Council of Advisors for the University of Maryland’s School of Architecture, Planning and Preservation Graduate Programs in Real Estate and is a member of the Board of Directors of the Choral Arts Society of Washington. He is also a member of NAIOP, the Urban Land Institute and NAREIT.

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 16, 2015, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each named executive officer and all trustees and executive officers as a group. At March 16, 2015, there were 58,767,395 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. Unless otherwise indicated, the address for each individual listed below is c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percent of Class(2)
Douglas J. Donatelli	682,031	(3)	1.2%
Andrew P. Blocher	128,497	(4)	*
Samantha S. Gallagher	32,369	(5)	*
Robert Milkovich	33,294	(6)	*
Nicholas R. Smith	320,624	(7)	*
Robert H. Arnold	22,914	(8)	*
Richard B. Chess	26,266	(8)(9)	*
J. Roderick Heller, III	47,256	(8)	*
James P. Hoffmann – Trustee Nominee	77,500		*
R. Michael McCullough	30,709	(8)	*
Alan G. Merten	30,933	(8)	*
Thomas E. Robinson	7,466	(8)	*
Terry L. Stevens	35,167	(8)	*

All Trustees and Executive Officers as a group (12 persons)	1,397,526		2.4%

*	Represents less than one percent of the Company’s issued and outstanding shares.
(1)	Includes (i) the number of Common Shares that are issuable upon exercise of options that are exercisable within 60 days of March 16, 2015 and (ii) the total number of Common Shares issuable upon redemption of OP Units. All OP Units held by the named person are currently redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.
(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the OP Units held by other persons are redeemed for Common Shares and that none of the stock options held by other persons are exercised.
(3)	Includes (i) 81,858 Common Shares issuable upon redemption of OP Units held directly, (ii) 10,198 Common Shares issuable upon redemption of OP Units held by DKEPA #7 Partnership, of which Mr. Donatelli is a general partner, (iii) 203,125 Common Shares issuable upon the exercise of options that have vested, (iv) 544 Common Shares held by Mr. Donatelli as custodian for his children as to which he disclaims beneficial ownership, (v) 48,163 restricted Common Shares that will vest if the Company meets certain performance criteria, and (vi) 89,370 restricted Common Shares that vest over time. Mr. Donatelli has pledged 81,858 OP Units in connection with a margin loan at a fair market interest rate from Capital One, N.A., which is an 8.3% participant in the Company’s unsecured revolving credit facility and an 8.3% participant in the Company’s unsecured term loan. He also has pledged 169,197 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.
(4)	Includes 79,522 restricted Common Shares that vest over time. Mr. Blocher shares voting and investment power with his spouse on 40,000 unrestricted Common Shares.
(5)	Consists of 32,369 restricted Common Shares that vest over time.
(6)	Consists of 33,294 restricted Common Shares that vest over time.
(7)	Includes (i) 41,123 Common Shares issuable upon redemption of OP Units held directly, (ii) 33,343 restricted Common Shares that vest if the Company meets certain performance criteria, and (iii) 77,499 restricted Common Shares that vest over time. Mr. Smith has pledged 41,123 OP Units in connection with a margin loan at a fair market interest rate from Capital One, N.A., which is an 8.3% participant in the Company’s unsecured revolving credit facility and an 8.3% participant in the Company’s unsecured term loan. He also has pledged 124,157 Common Shares in connection with a margin loan at a fair market interest rate from RBC, a 5% participant in the Company’s unsecured term loan and an 18.3% participant in the Company’s unsecured revolving credit facility.
(8)	Includes 4,256 restricted Common Shares that vest on May 20, 2015, assuming continued service by the trustee until that date.
(9)	Mr. Chess has pledged 17,754 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm. The number of shares pledged represents a decrease from the number of shares pledged prior to the adoption of our anti-pledging policy in March 2013, which was 19,284 Common Shares. The Company previously reported the number of shares pledged as 6,500 Common Shares, which was based on information provided to the Company in error.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

To the Company’s knowledge, based upon information available to the Company, the following were beneficial owners of more than 5% of the Company’s Common Shares as of March 16, 2015:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC	8,111,211	(1)	13.8%
82 Devonshire Street
Boston, MA 02109

The Vanguard Group, Inc.	8,078,096	(2)	13.7%
100 Vanguard Blvd.
Malvern, PA 19355

Prudential Financial, Inc.	6,125,928	(3)	10.4%
751 Broad Street
Newark, NJ 07102

T. Rowe Price Associates, Inc.	5,280,557	(4)	8.9%
100 East Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	4,825,935	(5)	8.2%
55 East 52nd Street
New York, NY 10022

Vanguard Specialized Funds — Vanguard REIT Index Fund	4,368,096	(6)	7.4%
100 Vanguard Blvd.
Malvern, PA 19355

Earnest Partners, LLC	3,647,682	(7)	6.2%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

(1)	Information based on a Schedule 13G/A file with the SEC on February 13, 2015 by FMR LLC. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 431,947 Common Shares and sole dispositive power over 8,111,211 Common Shares. The Schedule 13G/A further indicates that the following subsidiaries of FMR LLC acquired, and are beneficial owners of, the Common Shares reported on the Schedule 13G/A: FMR Co., Inc. (an investment advisor), Pyramis Global Advisors Trust Company and Strategic Advisers, Inc. (an investment advisor).
(2)	Information based on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 161,955 Common Shares, shared voting power over 49,200 Common Shares, sole dispositive power over 7,946,641 Common Shares and shared dispositive power over 131,455 Common Shares.
(3)	Information based on a Schedule 13G/A filed with the SEC on January 27, 2015 by Prudential Financial, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 762,738 Common Shares, shared voting power over 5,363,190 Common Shares, sole dispositive power over 762,738 Common Shares and shared dispositive power over 5,363,190 Common Shares. The Schedule 13G/A further indicates that Prudential Financial, Inc. is the indirect parent of the following subsidiaries (each of which are investment advisors), who are the beneficial owners of the number and percentage of Common Shares set forth after their name: Jennison Associates LLC (2,547,169 Common Shares; 4.33%); Prudential Investment Management, Inc. (3,572,029 Common Shares; 6.07%); and Quantitative Management Associates LLC (6,730 Common Shares; 0.01%).
(4)	Information based on a Schedule 13G/A filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,509,627 Common Shares and sole dispositive power over 5,280,557 Common Shares.

(5)	Information based on a Schedule 13G/A filed with the SEC on January 23, 2015 by BlackRock, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company or control person with the sole voting power over 4,655,365 Common Shares and sole dispositive power over 4,825,935 Common Shares. The Schedule 13G/A further indicated that the following subsidiaries of Blackrock, Inc. acquired, and are beneficial owners of, the Common Shares reported on the Schedule 13G/A: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd.
(6)	Information based on a Schedule 13G/A filed with the SEC on February 6, 2015 by Vanguard Specialized Funds — Vanguard REIT Index Fund. The Schedule 13G/A indicates that the reporting entity is an investment company with sole voting power over 4,368,096 Common Shares.
(7)	Information based on an amendment to a Schedule 13G/A filed with the SEC on February 17, 2015 by Earnest Partners, LLC. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,478,968 Common Shares, shared voting power over 646,424 Common Shares and sole dispositive power over 3,647,682 Common Shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of R. Michael McCullough (Chair), Robert H. Arnold, J. Roderick Heller, III and Thomas E. Robinson, each of whom is an independent trustee. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee, nor has such interlocking relationship existed in the past. Accordingly, during 2014 there were no interlocks with other companies within the meaning of the SEC’s rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement with management and, based on that review and discussion, the committee recommended to our Board of Trustees that it be included in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE

R. Michael McCullough, Chairperson

Robert H. Arnold

J. Roderick Heller, III

Thomas E. Robinson

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our Board of Trustees is responsible for designing and administering the underlying policies and principles of our executive officer compensation program. This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers and describes how and why the Compensation Committee made its 2014 compensation decisions. Our named executive officers for 2014 are as follows:

•	Douglas J. Donatelli, our Chairman and Chief Executive Officer;

•	Andrew P. Blocher, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Samantha S. Gallagher, our Executive Vice President, General Counsel and Secretary, who joined the Company in October 2014;

•	Robert Milkovich, our Executive Vice President and Chief Operating Officer, who joined the Company in June 2014; and

•	Nicholas R. Smith, our Executive Vice President and Chief Investment Officer.

Throughout this proxy statement, these individuals are referred to collectively as the “named executive officers” or “executive officers.”

Executive Summary

Compensation Philosophy and Objectives

The underlying principle of our executive compensation program is to reward executives for developing and executing strategies that create shareholder value, drive financial and strategic results and enhance our competitive position within the industry and markets in which we compete. The specific objectives of our executive compensation program are to:

•	attract and retain highly qualified executive officers;

•	provide a total compensation package that is competitive with those provided by our peer group and appropriate to each named executive officer’s experience, responsibilities and performance;

•	create the proper incentives for our executive officers to achieve corporate and individual performance objectives and maximize shareholder value over the long-term;

•	motivate our named executive officers to achieve our Company’s goals by tying a significant portion of executive compensation to our achievement of pre-established short- and long-term financial and operating objectives and the executive’s individual contributions to the achievement of those objectives;

•	provide the opportunity to earn compensation that approximates the median of peers for target performance, and above or below the median of the peer group depending on the Company’s achievement of certain goals; and

•	encourage executive share ownership by providing long-term incentives that align the interests of our executive officers with those of our shareholders and further the goals of executive retention.

2014 Business Highlights

Examples of key achievements and initiatives of the Company in 2014 that the Compensation Committee took into account when measuring performance and setting compensation included the following:

•	Executed 1.6 million square feet of leases, including 838,000 square feet of renewal leases.

•	Increased leased percentages year-over-year from 88.1% to 91.3% (a 320 basis point increase) and occupied percentages from 85.8% to 87.9% (a 210 basis point increase), despite a difficult leasing environment in the greater Washington, D.C. region.

•	Sold six non-core properties, consisting of approximately 811,000 square feet, for aggregate gross proceeds of $97.7 million. The sale of these assets was consistent with our stated strategy of increasing our focus on the ownership and management of high-quality office properties.

•	Acquired three office buildings, which totaled 401,000 square feet, for an aggregate purchase price of $188.0 million. The acquisition of these assets was consistent with the aforementioned capital recycling strategy.

•	Signed a 167,000 square foot lease with the GSA at a to-be constructed building in Northern Virginia on vacant land that we have in our portfolio, which will turn a non-income producing asset into an asset that will generate substantial additional cash flow in the future.

•	Increased same-property net operating income year-over-year by 2.8% on an accrual basis and 2.7% on a cash basis.

•	Executed a number of short-term financing transactions to provide liquidity and financial flexibility as we executed our strategic and capital plan.

•	Reported Core FFO of $59.7 million, or $0.98 per diluted share.

•	Completed our management team with the addition of Robert Milkovich as Chief Operating Officer and Samantha Gallagher as General Counsel.

We believe that all of these achievements and initiatives helped drive strong operating and financial results throughout 2014, and position us with positive operating momentum, a strong balance sheet and significant available capital to support future growth and drive shareholder returns.

Compensation Structure Highlights

The following sections contain an overview of the highlights of our compensation structure, the fundamental compensation practices we do and do not use, and the amount of compensation actually realized by our named executive officers for performance in 2014 (as compared to the compensation reported for such officers in the 2014 Summary Compensation Table in accordance with SEC rules).

Shareholder Friendly Aspects of the Company’s Compensation and Governance Policies/Practices

Below we summarize certain of our key executive compensation and corporate governance policies/practices, setting forth the policies and practices we have recently implemented to drive performance and enhance shareholder value, as well as the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

WHAT WE DO

✓	Pay for Performance. We provide alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of operational and strategic goals through our short-term incentive program, as well as rigorous absolute and relative shareholder return goals through our long-term incentive program. Specifically, under our current LTI Program, which was adopted in 2013 in response to shareholder feedback, long-term incentive awards are 60% performance-based, tied solely to absolute and relative total shareholder return goals, and 40% time-based.

✓	Balanced Compensation. We balance overall compensation by linking some portions of pay to annual performance goals and some portions (particularly long-term incentive compensation) to multi-year performance goals.

✓	Performance-Based Awards Include Additional Time-Based Vesting Component to Enhance Retention. We require that awards earned for performance over a multi-year period are subject to additional three-year time-based vesting after the performance period to enhance retention.

✓	Clawback Policy. In February 2014, we adopted a clawback policy that provides for the recoupment of performance-based compensation if an officer engaged in fraud or willful misconduct that caused or otherwise contributed to a requirement for any restatement of Company’s financials.

✓	Stock Ownership Guidelines. We adopted share ownership guidelines for the CEO and executive vice presidents (whether or not they are named executive officers) requiring minimum ownership of 4x and 2x current base salary, respectively. In addition, all non-employee trustees must hold Common Shares equal to at least the aggregate cash value of equity awards for the last four years.

✓	Independent Compensation Consultant. The compensation committee has utilized an independent compensation consulting firm, which currently is FPL Advisory Group.

✓	Compensation Risk Assessments. We conduct annual compensation risk assessments to ensure the executive compensation program does not encourage excessively risky behaviors.

WHAT WE DON’T DO

No Guaranteed Annual Salary Increases or Minimum Bonuses. We do not guarantee annual salary increases (salary increases are made only in the discretion of the compensation committee), nor do we pay guaranteed minimum bonuses.

No Dividends Paid on Unearned Performance-Based Restricted Shares. Under our current plans, dividends on performance-based restricted shares will not be paid unless and until the shares vest.

No Compensation Targets Above Median of Peer Group. The target compensation levels set by our compensation committee for each of our named executive officers are not set above the median levels set for named executive officers by other companies in our peer group.

No Excess Perquisites. We provide no perquisites or other personal benefits to the named executive officers that are not available to all employees of the Company.

Limited Retirement and Benefit Plans. We do not maintain any defined benefit or supplemental retirement plans.

No Repricing Underwater Options and Share Appreciation Rights. The Company has never repriced underwater options or share appreciation rights. In addition, the Company’s equity incentive plans expressly prohibit the buyout of underwater options or share appreciation rights.

No New Pledging of Our Securities. None of our named executive officers or trustees are permitted to pledge our Common Shares and OP Units for margin or other loans, except for pledges that were outstanding prior to the adoption of our anti-pledging policy in March 2013. In addition, the guidelines strongly encourage reducing pledges outstanding prior to March 1, 2013 over time.

No Hedging of Our Securities. None of our named executive officers or trustees has engaged in the practice of hedging our securities. Additionally, we recently amended our Insider Trading Policy to clarify that our trustees, officers (including our named executive officers) and directors are specifically prohibited from engaging in the following transactions: (i) hedging or monetization transactions involving our securities; (ii) trading in options, puts, calls or other derivative instruments involving our securities; (iii) short sales of our securities; and (iv) purchasing our securities on margin.

No One-Time Equity Awards Unless Linked to Formulaic Performance Objectives. We do not intend to grant equity awards on a one-time basis unless they are explicitly disclosed and tied to formulaic objective performance criteria (the last grant of this nature, a 500,000 share option grant to Mr. Donatelli, was made in January 2012).

Reported Compensation Versus Pay Actually Realized

The accompanying table presents the total direct compensation actually realized by our named executive officers for performance in 2014 and 2013. The table presents equity incentive awards in the year to which the performance relates, which may be different than what is required by the rules of the SEC for the Summary Compensation Table. We believe this supplemental information is important since the vast majority of reported compensation is only awarded and realizable if the Company meets or exceeds the applicable operational performance and total shareholder return measures. As illustrated by the table below, the value actually realized differs significantly from the total available compensation available to be earned by each named executive officer at the target level.

Total Direct Compensation (1) Earned For Performance Years 2014 and 2013

					Long-Term Incentive Compensation
Named Executive Officer	Year	Total Available Compensation at Target(2) ($)	Realized Salary ($)	Realized Short- Term Incentive Compensation(3) ($)	Realized Time- Based Restricted Stock(4) ($)	Realized Performance- Based Restricted Stock(5) ($)	Total Realized Direct Compensation ($)	Percentage of Available Compensation Earned(6) (%)
Douglas Donatelli	2014	$2,600,000	$600,000	$861,809	$440,000	$0	$1,901,809	73%
	2013	$2,537,500	$575,000	$912,633	$440,000	$0	$1,927,633	76%
Andrew Blocher	2014	$1,217,440	$370,800	$308,024	$220,000	$0	$898,824	74%
	2013	$1,198,000	$360,000	$280,920	$220,000	$0	$860,920	72%
Samantha Gallagher(7)	2014	$1,015,000	$63,288	$52,573	$190,000	$0	$305,861	73%
Robert Milkovich(8)	2014	$1,180,000	$204,249	$290,745	$220,000	$0	$714,992	73%
Nicholas Smith	2014	$1,186,820	$339,900	$260,602	$230,000	$0	$830,502	70%
	2013	$1,169,000	$330,000	$254,870	$230,000	$0	$814,870	70%

(1)	Total direct compensation consists of (a) the actual base salary paid for the indicated year, (b) the short-term incentive compensation earned for 2014 that was paid in 2015, (c) the grant-date fair value of time-based restricted stock awards granted in 2015 under the long-term incentive compensation program (the “LTI Program”) for the 2014 plan year, and (d) the grant-date fair value of performance-based restricted stock awards earned under the LTI Program for the 2014 plan year (in this case, since none of the performance metrics were achieved, none of the performance-based awards were earned and the value shown is $0).
(2)	Represents the total potential compensation (on an annualized basis for Ms. Gallagher and Mr. Milkovich) that may be received by each executive officer based on all elements of compensation and, in the case of incentive compensation, at the target level.
(3)	Short-term incentive compensation earned for the indicated year paid in the following year. Achievement of the awards was based on pre-established corporate, departmental and/or individual goals, the latter two which vary for each named executive officer. With respect to 2013, this column reflects the full value of Mr. Donatelli’s short-term incentive award and does not exclude the portion of Mr. Donatelli’s short-term incentive compensation award that was paid in restricted Common Shares ($150,000). In accordance with SEC guidance, the cash portion of Mr. Donatelli’s 2013 short-term incentive compensation award ($762,633) was reflected in the “Non-Stock Incentive Plan Compensation” column in the 2013 Summary Compensation Table in our 2014 proxy statement. The restricted share portion ($150,000) of Mr. Donatelli’s short-term incentive compensation award is reflected in the “Stock Awards” column in the 2014 Summary Compensation Table and the Grants of Plan-Based Awards table in this proxy statement.
(4)	Represents the grant-date fair value of time-based restricted share awards granted to each named executive officer under the LTI Program on February 17, 2015 and February 18, 2014 for the 2014 and 2013 plan year, respectively, which awards vest over a subsequent three-year period.

(5)	Represents the grant-date fair value of performance-based restricted share awards earned by the named executive officers under the LTI Program for the 2014 and 2013 plan years. Since none of the performance metrics were achieved, none of the performance-based awards were earned and the value shown is $0. If earned, the awards would have been subject to vesting in equal installments over a subsequent three-year period. The target levels of the performance-based portion of the annual awards under the LTI Program for 2014 and 2013 for Messrs. Donatelli, Blocher and Smith were $660,000, $330,000 and $345,000, respectively. The target levels of the performance-based portion of the annual awards under the LTI Program for 2014 for Ms. Gallagher and Mr. Milkovich were $285,000 and $330,000, respectively.
(6)	The percentages for Ms. Gallagher and Mr. Milkovich are shown on an annualized basis for comparative purposes.
(7)	Ms. Gallagher joined the Company in October 2014. The “Realized Salary” and “Realized Short-Term Incentive Compensation” reflected above for 2014 represent the prorated amount of base salary and short-term incentive compensation actually paid to her with respect to 2014. Ms. Gallagher’s annualized base salary and annualized short-term incentive award for 2014 were $300,000 and $249,210, respectively.
(8)	Mr. Milkovich joined the Company in June 2014. The “Realized Salary” reflected above for 2014 represents the prorated amount of base salary actually paid to him with respect to 2014. Mr. Milkovich’s annualized base salary for 2014 was $350,000.

Mr. Milkovich and Ms. Gallagher joined the Company in June 2014 and October 2014, respectively. Upon the commencement of their respective employment with the Company they were each awarded a sign-on cash payment and grant of restricted Common Shares. Specifically, on June 2, 2014, Mr. Milkovich received a cash payment of $150,000 and a grant of 15,128 restricted Common Shares (having a grant-date fair value of $200,000), which vest ratably on an annual basis over a three-year period. On October 16, 2014, Ms. Gallagher received a cash payment of $100,000 and a grant of 16,680 restricted Common Shares (having a grant-date fair value of $200,000), which vest ratably on an annual basis over a three-year period. The sign-on amounts, which were provided to replace compensation and other benefits from the applicable prior employer that each such executive was required to forfeit in order to join the Company, are not included in the table above because they do not relate to prior performance. However, such amounts are reported in the 2014 Summary Compensation Table in accordance with the applicable SEC rules.

Significant CEO Pay at Risk

The Compensation Committee believes that our Chief Executive Officer (as well as our other executive officers) should be significantly aligned with our shareholders. As such, the majority of Mr. Donatelli’s total potential compensation has been in the form of the following equity awards over the past three fiscal years:

•	In January 2012, Mr. Donatelli received an option grant to purchase 500,000 Common Shares at a strike price of $15.00 (with a grant date fair value of $1,585,000), which options vest over eight years and have a term of ten years. Based on the Company’s current share price, none of these options are currently in the money. Mr. Donatelli was also granted an award of restricted shares in 2012 subject to time-based vesting that is currently valued at approximately 15% less than the grant date fair value.

•	In February 2013, a performance-based restricted share award of $1,000,000 was made to Mr. Donatelli in lieu of his short-term incentive award for the 2012 plan year. The award would have vested based on the relative performance of the Company measured over a two-year period (2013 and 2014). Since none of the performance metrics were achieved during the two-year period, none of the performance-based restricted shares vested and, thus, the value received by Mr. Donatelli in connection with this award was $0. In addition, no dividends were paid on this award since the performance-based restricted shares did not vest.

•	In February 2014, Mr. Donatelli had a target long-term incentive award of $1,100,000, 60% of which was performance-based, tied solely to absolute and relative total shareholder return goals, and 40% of which was time-based. Since none of the performance metrics were achieved over the measurement period, none of the performance-based portion of the award was earned and Mr. Donatelli only received the time-based portion of the award (with a value of $440,000).

As evidenced by the foregoing, during a period of time when our stock has been underperforming, Mr. Donatelli’s compensation has been significantly below targeted levels, thereby demonstrating an alignment between executive compensation and performance. In the aggregate, over the prior three years, Mr. Donatelli’s combined equity compensation opportunity of approximately $4.5 million has a realized value of approximately $1.1 million, or 25%, demonstrating the direct pay for performance alignment (as illustrated by the chart below).

Shareholder Advisory Vote and Feedback from Shareholder Outreach

We provide our shareholders an annual opportunity to indicate whether they support our compensation practices for our named executive officers. As reported in the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2014, there was strong support by shareholders at our 2014 Annual Meeting of Shareholders for the compensation program, with 93% of the votes cast on the “say-on-pay” proposal in favor of the advisory vote to approve our named executive officer compensation. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the executive compensation program, which was significantly revised in 2013 to more closely align executive compensation with performance, has strong shareholder support. Accordingly, no significant changes were made to the executive compensation program as a result of the advisory vote.

As part of our ongoing shareholder outreach initiatives, we interact with shareholders on a number of matters throughout the year, including named executive officer compensation. The feedback received from our discussions with shareholders was that they were supportive of our ongoing compensation program structure. In particular, shareholders expressed support of our new LTI Program, which was adopted in April 2013 and established a large performance component predicated on long-term total shareholder return to further align pay and performance.

At the 2015 Annual Meeting, we will again hold an annual advisory vote by shareholders (the “say-on-pay” proposal) to approve the compensation of our named executive officers for 2014. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as informal feedback from shareholders.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for designing and administering our executive officer compensation program. Among other duties, the Compensation Committee is responsible for the following:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and recommending to the independent members of the Board of Trustees the total compensation of the Chief Executive Officer; and

•	reviewing and approving the total compensation of our other executive officers, including equity-based awards, based on the recommendations of the Chief Executive Officer.

The Compensation Committee is supported in its work by an executive compensation consultant, as described below. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.first-potomac.com, under the section, “Investors — Corporate Governance.” Information on or accessible through our website is not and should not be considered part of this proxy statement.

Role of the Chief Executive Officer

Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year our Chief Executive Officer meets with the Compensation Committee to discuss his specific recommendations regarding the base salary, short-term incentive compensation and long-term incentive compensation of each of the executive officers who report directly to him (the Chief Financial Officer, the Chief Investment Officer, the Chief Operating Officer and the General Counsel) and provide further insight and details of each executive officer’s performance.

The Compensation Committee believes it is valuable to consider the recommendations of the Chief Executive Officer with respect to these matters because, given his knowledge of our operations, the real estate industry generally and our markets in particular, and the day-to-day responsibilities of such named executive officers, he is in a unique position to provide the Compensation Committee perspective into the most appropriate measures and goals in light of our business at a given point in time. However, the Compensation Committee makes all final determinations on issues within the scope of its authority, including with respect to executive officer compensation.

Role of the Compensation Consultant

Since the fall of 2012, the Compensation Committee has retained FPL Advisory Group (“FPL”) to serve as its independent compensation consultant. FPL reports solely to the Compensation Committee for all services related to executive officer compensation. The assigned consultant from FPL generally attends meetings of the Compensation Committee; however, the Compensation Committee makes all decisions regarding the compensation of our named executive officers. In addition, during the first quarter of 2014, the Compensation Committee retained Gressle & McGinley LLC (“Gressle”) to provide a report regarding the Company’s peer group, as well as the Company’s short-term performance metrics and the long-term incentive compensation plan.

In selecting its compensation consultants, the Compensation Committee considered the independence of such consultants in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants. The Compensation Committee has analyzed the work of FPL and Gressle and has determined that their work does not raise any conflicts of interest. FPL, Gressle and their affiliates do not provide any services or products to the Company or management without the approval of the Chairperson of the Compensation Committee. To date, no such services or products have been provided to us by FPL or Gressle, and there are no business or personal relationships that raise the possibility of a conflict of interest between FPL, Gressle or their affiliates, on the one hand, and the Compensation Committee or the Company, on the other hand.

Peer Group Analysis

The Compensation Committee reviews the potential total compensation package for each of the executive officers against a pre-selected peer group consisting of other publicly traded REITs. Consistent with the objectives of the Company’s executive compensation program, the Compensation Committee compares executive officer compensation against these peer companies (“benchmarking analysis”) to ensure that the

Company attracts and retains highly qualified executive officers by providing a total compensation package that is competitive with those provided by the Company’s peers. With respect to the benchmarking analysis conducted in 2014, the Company’s peer group included sixteen companies, retaining 82% of the peers used in 2013.

The methodology used by the Compensation Committee for selecting the Company’s peer group generally remained unchanged from last year, with three primary factors utilized: (i) focus on office operations or a hybrid portfolio that includes office properties; (ii) a presence in the Mid-Atlantic region; and (iii) similarity in size in terms of total market capitalization. However, as our portfolio has changed over time, we implemented several adjustments to the peer group to better reflect our current footprint relative to our peers. Based on all of the foregoing factors, the Compensation Committee selected the 2014 peer group, which is listed below together with the 2013 peer group:

2014 Peer Group	2013 Peer Group

Campus Crest Communities, Inc.

Cedar Realty Trust, Inc.

Corporate Office Properties Trust

Cousins Properties Incorporated

DuPont Fabros Technology, Inc.

EastGroup Properties, Inc.

Excel Trust, Inc.

Hersha Hospitality Trust

Hudson Pacific Properties, Inc.

Kite Realty Group Trust

Medical Properties Trust, Inc.

Parkway Properties, Inc.

Pebblebrook Hotel Trust

PS Business Parks, Inc.

Ramco-Gershenson Properties Trust

Washington Real Estate Investment Trust

Brandywine Realty Trust

CapLease, Inc.

Cedar Realty Trust, Inc.

Corporate Office Properties Trust

Cousins Properties Incorporated

DiamondRock Hospitality Company

DuPont Fabros Technology, Inc.

EastGroup Properties, Inc.

Hersha Hospitality Trust

Hudson Pacific Properties, Inc.

Kite Realty Group Trust

Medical Properties Trust, Inc.

Parkway Properties, Inc.

Pebblebrook Hotel Trust

PS Business Parks, Inc.

Ramco-Gershenson Properties Trust

Washington Real Estate Investment Trust

In 2014, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the named executive officers. This data consisted of base salary, annual cash incentive award and equity award information (the latter two components on an actual and target basis), as well as total remuneration paid by each of the peer companies based on 2014 proxy statements and Form 4 filings, which reported data with respect to fiscal year 2013 (the latest year for which comprehensive data was publicly available), as well as FPL’s proprietary database. FPL’s analysis concluded that the peer companies generally have compensation programs comparable to ours, with annual bonuses typically in the form of cash and long-term compensation typically in the form of performance-based equity awards with additional time-based vesting. The Compensation Committee’s philosophy is to focus on the median levels of compensation within the peer group for setting pay; however, actual compensation paid may fluctuate above/below the median of the peer group based on the Company’s performance and achievement of the goals established by the Compensation Committee for the executive officers.

On a target basis, using the award opportunities established under the LTI Program, total target compensation for the named executives ranked in line with the peer group median, but actual compensation will fluctuate based on the absolute and relative total shareholder return hurdles established under the LTI Program, as well as performance under the hurdles established under the short-term incentive plan. See the table above titled Total Direct Compensation Earned For Performance Years 2014 and 2013 under “— Executive Summary — Compensation Structure Highlights — Reported Compensation Versus Pay Actually Realized”.

Policy and Process

The Compensation Committee reviews and approves compensation for the executive officers. At the request of the Compensation Committee, FPL provided Mr. Donatelli and the Compensation Committee with a compensation benchmarking report of the Company’s peer group and other relevant market data and alternatives to consider when making compensation decisions for the executive officers.

Mr. Donatelli met with the Compensation Committee and FPL in the first quarter of 2015 to analyze the Company’s results for the preceding year and to discuss his specific recommendations regarding the base salary, short-term incentive and long-term incentive compensation components (as applicable) of each of the executive officers and provide further insight and details of each executive officer’s performance. The Chairperson of the Compensation Committee, Mr. McCullough, developed specific recommendations to the Compensation Committee regarding the three components of Mr. Donatelli’s annual compensation (base salary, short-term incentive compensation and long-term incentive compensation). In executive session, the Compensation Committee then met with FPL to review Messrs. McCullough’s and Donatelli’s recommendations and to determine each executive officer’s total compensation based on the policies and considerations described in this Compensation Discussion and Analysis. The independent trustees of the Board of Trustees authorized and approved the compensation of the Chief Executive Officer after considering the recommendation of the Compensation Committee.

Principal Components of Named Executive Officer Compensation

For the fiscal year ended December 31, 2014, the principal components of our compensation program for the named executive officers were:

•	base salary;

•	short-term incentive compensation; and

•	long-term incentive compensation.

Each component of the compensation program is described in further detail below.

Alignment of Pay with Performance

Our compensation program provides significant alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of operational and strategic goals through our short-term incentive program, as well as rigorous absolute and relative shareholder return goals through our long-term incentive program. As illustrated in the charts set forth below, in 2014, 60% of our Chief Executive Officer’s total target compensation and 52% of our other named executive officer’s total target compensation was performance-based and not guaranteed and 40% and 48%, respectively, was fixed (including base salary and time-based restricted share grants under our LTI Program, the latter of which vest over a three-year period, with the ultimate value subject to our share performance).

(1)	Includes short-term incentive compensation and performance-based restricted share grants at target under our LTI Program.
(2)	Includes base salary and time-based restricted share grants under our LTI Program, and excludes sign-on amounts paid to Ms. Gallagher and Mr. Milkovich provided to replace compensation and other benefits from the applicable prior employer that each such executive was required to forfeit in order to join the Company.

Base Salary

Policy and Process. Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive officer compensation program paid in cash. The main purpose of base salary compensation is to provide salary levels sufficient to attract and retain executive officers. Base salary is targeted to be approximately 30% or less of total target annual compensation opportunity for each of the executive officers. The actual percentages will vary from year to year based on each executive officer’s performance within that year. Because one of the primary objectives of our executive officer compensation program is to instill an ownership mentality in the executive officers, the base salary component constitutes a smaller percentage of total compensation than incentive-based compensation.

On an annual basis, the Compensation Committee reviews the base salary of each of the executive officers and considers adjustments to place executive officer base salary in a position approximately equal to the median base salary paid to similarly situated executives of the peer group companies. In making this determination, the Compensation Committee reviews an analysis performed by the Company’s compensation consultant of the base salaries paid to comparable executives in our peer group. In making its final determination of the base salary to be paid to an executive officer, the Compensation Committee also takes into consideration the responsibilities and individual performance of the executive officer, the contribution of the executive officer to the achievement of the Company’s goals, the experience of the executive officer and, for all but the Chief Executive Officer, the Chief Executive Officer’s recommendations. The Compensation Committee reviews and establishes base pay during the first quarter of each year, after reviewing the performance of the Company and each executive officer in the prior fiscal year.

2014 and 2015 Base Salaries. In February 2014, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Blocher and Smith, and approximately 4.3% for Mr. Donatelli, each effective March 1, 2014. The base salaries for each of Ms. Gallagher and Mr. Milkovich were set in their respective offer letters in connecting with their initial employment with the Company in October and June 2014, respectively. In February 2015, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Donatelli, Blocher, Milkovich and Smith, and 10% for Ms. Gallagher, each effective March 1, 2015. The 2014 and 2015 increases were based on individual merit and the Company’s operational performance in 2013 and 2014, respectively, including the ongoing execution of the Company’s previously disclosed strategic and capital plan, and were compared against peer group data to ensure alignment with previously stated goals. In addition, Ms. Gallagher’s increase was made in order to better align her salary with peers.

The following table sets forth the annual base salaries for our named executive officers for 2014 and 2015:

Named Executive Officer	2014 Base Salary (effective 3/1/2014)		2015 Base Salary (effective 3/1/2015)	Percent Increase
Douglas Donatelli	$600,000		$618,000	3.0%
Andrew Blocher	$370,800		$382,000	3.0%
Samantha Gallagher	$300,000	(1)	$330,000	10.0%
Robert Milkovich	$350,000	(2)	$360,500	3.0%
Nicholas Smith	$339,900		$350,000	3.0%

(1)	Ms. Gallagher joined the Company in October 2014. As a result, the actual base salary paid to her with respect to 2014 was $63,288.
(2)	Mr. Milkovich joined the Company in June 2014. As a result, the actual base salary paid to him with respect to 2014 was $204,247.

The Compensation Committee believes the base salary increases for the named executive officers are within market for their respective peer groups, and are in line with cost of living increases given to employees across the Company and to executive officers at our peer group companies.

Short-Term Incentive Compensation

Policy and Process. Short-term incentive awards are designed to encourage our executive officers to pursue annual goals that will inure to the benefit of our Company and shareholders in both the short- and long-term. Short-term incentive awards are intended to reward high-performing executive officers whose contributions improve the operational performance of our existing portfolio and the Company, enhance short-term strategic goals and generate new business opportunities and investments, all of which are intended to create shareholder value.

For 2014, the Compensation Committee set the overall short-term incentive award targets at 150% of Mr. Donatelli’s 2014 base salary and 80% of Ms. Gallagher’s and Messrs. Blocher, Milkovich and Smith’s 2014 base salary (in each case assuming 100% achievement of departmental and individual goals, as applicable). Pursuant to the terms of her employment offer letter, which is described below under “— Employment and Related Agreements — Gallagher Offer Letter”, Ms. Gallagher’s short-term incentive award for 2014 was prorated from her commencement of employment in October 2014.

The Compensation Committee determines short-term incentive awards during the first quarter following the fiscal year end to which such awards pertain after a review of our Company’s and the executive’s actual performance. For 2014, short-term incentive compensation was targeted based on results in the following three performance categories: (i) a corporate performance component; (ii) a departmental/functional component; and (iii) an individual performance component. The corporate performance component was divided into five corporate performance goals: (i) core funds from operations, or Core FFO, per share; (ii) aggregate acquisitions/dispositions; (iii) new leasing activity for multi-story properties; (iv) new leasing activity for other properties; and (v) same-property net operating income, or NOI, growth. The weighting given to each of the three categories, and to the corporate performance goals within the corporate performance component, for the named executive officers was as follows:

Named Executive Officer	Corporate Performance					Department Performance	Individual Performance	Total
	Core FFO	Acquisitions/ Dispositions	New Leasing- Multi-Story	New Leasing- Other	Same-Property NOI Growth
Douglas Donatelli	15%	15%	9%	6%	15%	0%	40%	100%
Andrew Blocher	10%	10%	6%	4%	10%	40%	20%	100%
Samantha Gallagher	10%	10%	6%	4%	10%	40%	20%	100%
Robert Milkovich	10%	10%	6%	4%	10%	40%	20%	100%
Nicholas Smith	10%	10%	6%	4%	10%	40%	20%	100%

Within each of the five corporate performance goals (Core FFO, aggregate acquisitions/dispositions, new leasing activity – multi-story, new leasing activity – other, and same-property NOI growth), the Compensation Committee established the following threshold, target and stretch performance goals:

Corporate Performance Goal	50% Threshold	100% Target	150% Stretch
Core FFO Per Share(1)	$0.92	$0.95	$1.02
Acquisitions/Dispositions	$250,000,000	$300,000,000	$350,000,000
New Leasing Activity — Multi-Story	150,000 square feet	200,000 square feet	250,000 square feet
New Leasing Activity — Other	400,000 square feet	450,000 square feet	500,000 square feet
Same-Property NOI Growth(2)	2.5%	3.5%	4.5%

(1)	The Company defines funds from operations, or FFO, as net income (loss) before minority interests (computed in accordance with GAAP) excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. This definition is consistent with the definition of FFO adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). Core FFO excludes certain items from FFO that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance, including, but not limited to, gains and losses on the retirement of debt, contingent consideration charges and acquisition costs. The Company presents Core FFO per diluted share calculations based on the outstanding diluted Common Shares of the Company plus outstanding OP Units.
(2)	The Company defines Same-Property Net Operating Income, or Same-Property NOI, as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the consolidated properties owned by us and in-service for the entirety of the periods compared. Same-Property NOI is a primary performance measure we use to assess the results of operations at our properties. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, we eliminate depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties.

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance.

Consistent with the Company’s strategic and capital plan, the corporate performance goals established by the Compensation Committee were designed to support lease-up of the core portfolio and the Company’s previously disclosed capital recycling strategy, while meeting Core FFO and Same-Property NOI Growth measures. In addition, the goals were established with sufficient rigor to drive operating performance and results. In particular, the target levels of each corporate performance measure were in line with our budget.

During the first quarter of 2015, actual results under the measures for the corporate performance component were determined against the 2014 annual corporate performance goals. The following tables show the potential payouts of the corporate performance component of the 2014 annual short-term incentive award targets established by the Compensation Committee for each of Messrs. Donatelli, Blocher, Milkovich and Smith and Ms. Gallagher at various levels of (i) Core FFO per share, (ii) Acquisitions/Dispositions, (iii) New Leasing Activity — Multi-Story, (iv) New Leasing Activity — Other, and (v) Same-Property NOI Growth, and the actual payouts with respect to each specific goal within the corporate performance component based on our 2014 results. In 2014, we achieved the following results: Core FFO of $0.98 per share, or 121.4% of target; aggregate Acquisitions/Dispositions of $332,850,000, or 132.9% of target; New Leasing Activity — Multi-Story of 260,591 square feet, exceeding the 150% stretch goal; New Leasing Activity — Other of 410,245 square feet, or 60.2% of target; and Same-Property NOI Growth of 2.9%, or 70.0% of target.

	Potential Payout Core FFO Per Share
Named Executive Officer	Core FFO Below $0.92	Core FFO at $0.92	Core FFO at $0.95	Core FFO at $1.02	Actual Payout Based on Results
Douglas Donatelli	$0	$67,500	$135,000	$202,500	$163,929
Andrew Blocher	$0	$14,832	$29,664	$44,496	$36,021
Samantha Gallagher	$0	$12,000	$24,000	$36,000	$29,143	(1)
Robert Milkovich	$0	$14,000	$28,000	$42,000	$34,000
Nicholas Smith	$0	$13,596	$27,192	$40,788	$33,019

	Potential Payout Acquisitions/Dispositions
Named Executive Officer	Less than $250,000,000	$250,000,000	$300,000,000	$350,000,000	Actual Payout Based on Results
Douglas Donatelli	$0	$67,500	$135,000	$202,500	$179,348
Andrew Blocher	$0	$14,832	$29,664	$44,496	$39,409
Samantha Gallagher	$0	$12,000	$24,000	$36,000	$31,884	(1)
Robert Milkovich	$0	$14,000	$28,000	$42,000	$37,198
Nicholas Smith	$0	$13,596	$27,192	$40,788	$36,125

	Potential Payout New Leasing Activity — Multi-Story
Named Executive Officer	Less than 150,000 Square Feet	150,000 Square Feet	200,000 Square Feet	250,000 Square Feet	Actual Payout Based on Results
Douglas Donatelli	$0	$40,500	$81,000	$121,500	$121,500
Andrew Blocher	$0	$8,899	$17,798	$26,698	$26,698
Samantha Gallagher	$0	$7,200	$14,400	$21,600	$21,600	(1)
Robert Milkovich	$0	$8,400	$16,800	$25,200	$25,200
Nicholas Smith	$0	$8,158	$16,315	$24,473	$24,473

	Potential Payout New Leasing Activity — Other
Named Executive Officer	Less than 400,000 Square Feet	400,000 Square Feet	450,000 Square Feet	500,000 Square Feet	Actual Payout Based on Results
Douglas Donatelli	$0	$27,000	$54,000	$81,000	$32,532
Andrew Blocher	$0	$5,933	$11,866	$17,798	$7,148
Samantha Gallagher	$0	$4,800	$9,600	$14,400	$5,784	(1)
Robert Milkovich	$0	$5,600	$11,200	$16,800	$6,747
Nicholas Smith	$0	$5,438	$10,877	$16,315	$6,553

	Potential Payout Same-Property NOI Growth
Named Executive Officer	Less than 2.5%	2.5%	3.5%	4.5%	Actual Payout Based on Results
Douglas Donatelli	$0	$67,500	$135,000	$202,500	$94,500
Andrew Blocher	$0	$14,832	$29,664	$44,496	$20,765
Samantha Gallagher	$0	$12,000	$24,000	$36,000	$16,800	(1)
Robert Milkovich	$0	$14,000	$28,000	$42,000	$19,600
Nicholas Smith	$0	$13,596	$27,192	$40,788	$19,034

(1)	Ms. Gallagher joined the Company in October 2014 and, pursuant to the terms of her employment offer letter, the amount actually paid under her short-term incentive award for 2014 was prorated from the date of commencement of her employment. As such, the total prorated payout to Ms. Gallagher under the short-term incentive plan was $52,573.

The Compensation Committee, in its discretion and upon Mr. Donatelli’s recommendation (with respect to Messrs. Blocher, Milkovich and Smith and Ms. Gallagher), evaluated the departmental performance for each of Messrs. Blocher, Milkovich and Smith and Ms. Gallagher, and the individual performance for all five named executive officers. Factors considered in determining departmental and individual performance included, among other things, (i) providing leadership to their respective departments and the Company as a whole, (ii) formulating and implementing the Company’s strategic and capital plan, (iii) promoting the Company’s overall mission, (iv) contributing to and promoting the Company’s reputation in the greater Washington D.C. community, (v) negotiating and consummating acquisitions and dispositions in furtherance of the capital recycling strategy, (vi) leadership and performance of the Company’s portfolio management team, (vii) aligning property-level and corporate-level strategies, (viii) improvements in tenant satisfaction and retention, (ix) due diligence efforts on potential acquisitions, (x) investor outreach, (xi) participation in industry events and (xii) completing the compilation of the executive management team. Based on their evaluation (and, with respect to Messrs. Blocher, Milkovich and Smith and Ms. Gallagher, on Mr. Donatelli’s recommendations), the Compensation Committee determined that Messrs. Blocher and Milkovich and Ms. Gallagher each achieved 100% of their departmental and individual goals, Mr. Smith achieved approximately 90% and 80% of his departmental and individual goals, respectively, and Mr. Donatelli achieved 75% of his individual goals. Based on the Compensation Committee’s evaluation of departmental and individual performance discussed above, and the corporate performance results set forth above, the short-term incentive awards for the named executive officers for 2014 were as follows: Mr. Donatelli received a short-term incentive award of $861,809 (which represents a payout at approximately 95.8% of the target potential); Mr. Blocher received a short-term incentive award of $308,024 (which represents a payout at approximately 103.8% of the target potential); Ms. Gallagher received a prorated short-term incentive award of $52,573, based on an annualized award of $249,210 (which represents a payout at approximately 103.8% of the target potential); Mr. Milkovich received a short-term incentive award of $290,745 (which represents a payout at approximately 103.8% of the target potential); and Mr. Smith received a short-term incentive award of $260,602 (which represents a payout at approximately 95.8% of the target potential).

As previously disclosed in last year’s proxy statement, for Mr. Donatelli’s 2013 short-term incentive compensation award, the Compensation Committee and Mr. Donatelli determined that it was appropriate to receive $150,000 of his award in restricted Common Shares, with the remainder payable in cash. In accordance with SEC guidance, the cash portion of the short-term incentive compensation award ($762,633) was reflected in the “Non-Stock Incentive Plan Compensation” column in the 2013 Summary Compensation Table in last year’s proxy statement. The restricted share portion ($150,000) of Mr. Donatelli’s short-term incentive compensation award is included in the “Stock Awards” column in the 2014 Summary Compensation Table and the Grants of Plan-Based Awards table in this proxy statement.

Long-Term Incentive Compensation

Policy and Process. The third component of executive officer compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentive awards are the component of executive officer compensation best suited to promote executive officer retention and closely align the interests of the executive officers with our shareholders’ interests. Accordingly, at the target level, long-term incentive awards constitute the highest targeted percentage of any of the compensation components paid to the executive officers and account for between 42% and 48% of the total annual compensation opportunity for each of the named executive officers.

Long-Term Incentive Compensation Program (for Awards Made for the 2013 Plan Year and Thereafter). We believe that our updated strategic and capital plan, which was announced in January 2013, is transformational, both in terms of the nature and geographic focus of our portfolio, and in terms of our organizational structure to manage the portfolio. While we are focused on executing these strategic initiatives, we have and will continue to focus on operating metrics that demonstrate year-over-year improvement in net operating income, re-leasing rates and occupancy. However, because one of the goals of our strategic and capital plan is to achieve investment-grade credit metrics over time, we recognize that certain traditional financial metrics, such as Core FFO per share, may not accurately reflect the beneficial effects of de-leveraging concurrently with the improvement in operating performance or the impact due to the change in our asset mix. To this end, the Compensation Committee and the Board felt that the best way to align the Company’s strategy with the executive long-term incentive compensation was to tie the awards directly to the returns provided to our shareholders.

As such, in April 2013, in order to better align our long-term compensation with our updated strategic and capital plan, as well as to align such compensation with creating long-term shareholder value, the Compensation Committee, in consultation with FPL, adopted a new program for granting long-term incentive awards (the “LTI Program”), which awards will be granted under the 2009 Plan. Under the LTI Program, for each fiscal year covered by the program, participants’ annual long-term incentive awards are broken into two parts, each of which are made in the first quarter of the following fiscal year (with the first award under the LTI Program made in February 2014): (i) 40% of the award is fixed based on the aggregate target amount of the award; and (ii) the balance of the award (60%) is determined based on performance metrics set by the Compensation Committee at the beginning of the performance period. Once awarded (upon achieving the performance metrics, if applicable), the long-term incentive awards will be made in the form of restricted shares that vest in equal installments over a three-year period. Since the performance-based component of the award is not made unless and until the performance metrics have been met, dividends will not be paid on any unearned performance-based restricted shares. Only after achieving the performance metrics will dividends be paid on the awarded restricted shares. The number of shares awarded to each individual will be determined by dividing the dollar amount of the award by the closing price of our Common Shares on the NYSE on the date of the grant.

The levels of performance (threshold, target and stretch) required to be achieved for participants in the program are set by the Compensation Committee at the beginning of each performance period (in the first quarter of each applicable year). For the 2013 plan year (which awards were made in the first quarter of 2014), performance was measured over a one-year period. For the 2014 plan year (which awards were made in the first quarter of 2015), performance was measured over a two-year period. For all subsequent years, performance will be measured over a three-year period. In each case, as discussed above, subsequent vesting over a three-year period is required to enhance the retention aspect of the LTI Program. A visual illustration of the performance-based portion of the LTI Program is provided below.

	Period Beginning January 1, 2013	Q1 2014	Q1 2015	Q1 2016	Q1 2017	Q1 2018	Q1 2019
2013 Plan Year	1-Year Performance Period	Granted if earned	1/3 of granted/ earned vest	1/3 of granted/ earned vest	1/3 of granted/ earned vest

2014 Plan Year	2-Year Performance Period		Granted if earned	1/3 of granted/ earned vest	1/3 of granted/ earned vest	1/3 of granted/ earned vest

2015 Plan Year	3-Year Performance Period			Granted if earned	1/3 of granted/ earned vest	1/3 of granted/ earned vest	1/3 of granted/ earned vest

In the first quarter of each applicable year, the Compensation Committee reviews and establishes the aggregate amount of the target long-term incentive award under the LTI Program for each of the executive officers for the coming year. For the 2013 and 2014 plan years, the Compensation Committee approved the following target amounts for the long-term incentive awards for the named executive officers:

		Aggregate Amount of Target LTI Award	Fixed Portion of LTI Award (40% of Aggregate Target LTI)	Performance Portion of LTI Award
Named Executive Officer	Plan Year			Threshold	Target	Stretch
Douglas Donatelli	2014	$1,100,000	$440,000	$330,000	$660,000	$990,000
	2013	$1,100,000	$440,000	$330,000	$660,000	$990,000
Andrew Blocher	2014	$550,000	$220,000	$165,000	$330,000	$495,000
	2013	$550,000	$220,000	$165,000	$330,000	$495,000
Samantha Gallagher(1)	2014	$475,000	$190,000	$142,500	$285,000	$427,500
	2013	—	—	—	—	—
Robert Milkovich(1)	2014	$550,000	$220,000	$165,000	$330,000	$495,000
	2013	—	—	—	—	—
Nicholas Smith	2014	$575,000	$230,000	$172,500	$345,000	$517,500
	2013	$575,000	$230,000	$172,500	$345,000	$517,500

(1)	Ms. Gallagher and Mr. Milkovich joined the Company in October and June 2014, respectively, and thus were not eligible for long-term incentive compensation for the 2013 plan year (which awards were made in the first quarter of 2014, prior to their commencement of employment with the Company).

For the 2013 and 2014 plan years, the number of restricted shares granted pursuant to the performance component of the annual award were determined based on achievement of the following performance metrics (measured over a one-year period for the 2013 plan year and a two-year period for the 2014 plan year):

Performance Metrics	Award Weighting	Threshold	Target	Stretch	Actual Performance for 2013 Plan Year (One-Year Period)	Actual Performance for 2014 Plan Year (Annualized Two- Year Period)
Relative Shareholder Return — Total Shareholder Return(1) vs. RMS	50%	-300 bps	0 bps	+300 bps	-412 bps	-1,093 bps
Absolute Total Shareholder Return(1)	50%	7.00%	10.00%	13.00%	-1.65%	4.66%

Percent of Performance Portion of Award Earned		50%	100%	150%	0%	0%

(1)	Total return takes into account both change in share price and assumes all dividends are reinvested in our Common Shares.

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance. If performance falls below the threshold requirements, no awards will be earned under this portion of the LTI Program.

We believe that relative shareholder return and absolute total shareholder return are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to the MSCI US REIT Index (“RMS”), which is a widely used and accepted index that reflects the performance of the REIT sector as a whole. Absolute total shareholder return measures value created for our shareholders regardless of the performance of the REIT sector as a whole.

In February 2014 and 2015, in evaluating the performance component of the proposed annual award for the 2013 and 2014 plan year, respectively, based on actual Relative Shareholder Return and Absolute Total Shareholder Return, the Compensation Committee determined that none of the levels of performance (threshold, target or stretch) pursuant to the performance metrics set forth in the table above had been achieved. As such, the Compensation Committee did not award any restricted shares to the named executive officers pursuant to the performance component of the annual award under the LTI Program for the 2013 or 2014 plan years. Therefore, in accordance with the terms of the LTI Program, each named executive officer received only the fixed portion of their long-term incentive award for the 2013 and 2014 plan years. The following table shows the potential payout at the target amount of the long-term incentive award under the LTI Program for the 2013 and 2014 plan years, and the actual amount of the long-term incentive awards for the 2013 and 2014 plan year (based on actual results, as measured over a one-year period for the 2013 plan year and a two-year period for the 2014 plan year) for each of the named executive officers:

Named Executive Officer	Plan Year	Potential Payout at Target LTI Award	Actual Payout on Fixed Portion of LTI Award (40% of Aggregate Target LTI)	Actual Payout on Performance Portion of LTI Award (Performance Levels Not Achieved)
Douglas Donatelli	2014	$1,100,000	$440,000	$0
	2013	$1,100,000	$440,000	$0
Andrew Blocher	2014	$550,000	$220,000	$0
	2013	$550,000	$220,000	$0
Samantha Gallagher(1)	2014	$475,000	$190,000	$0
	2013	—	—	—
Robert Milkovich(1)	2014	$550,000	$220,000	$0
	2013	—	—	—
Nicholas Smith	2014	$575,000	$230,000	$0
	2013	$575,000	$230,000	$0

(1)	Ms. Gallagher and Mr. Milkovich joined the Company in October and June 2014, respectively, and thus were not eligible for long-term incentive compensation for the 2013 plan year (which awards were made in the first quarter of 2014, prior to their commencement of employment with the Company).

In accordance with SEC guidance, (i) details of the restricted shares granted pursuant to the long-term incentive awards for the 2013 plan year (which were granted in February 2014) are included in the 2014 Summary Compensation Table on page 45 and the Grants of Plan-Based Awards table on page 46, and (ii) details of the restricted shares granted pursuant to the long-term incentive awards for the 2014 plan year (which were granted in February 2015) are not included in the 2014 Summary Compensation Table on page 45 or the Grants of Plan-Based Awards table on page 46, but will be included, as required, in our 2016 proxy statement.

Other Elements of Compensation

Retirement and Other Benefits

Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and perquisites for the executive officers as a key component of our executive officer compensation program. The named executive officers participate in benefit plans on substantially the same terms as our other participating employees and their total value remains a negligible percentage of each executive officer’s total compensation package.

We provide no perquisites or other personal benefits to the named executive officers that are not available to all employees of the Company. We provide the following benefits to all employees of the Company: medical and dental insurance, parking at our corporate offices or public transportation credit, 401(k) employer match and group life insurance premiums. Under our tax-qualified 401(k) plan, we make a matching contribution on behalf of each participant equal to the first 6% of compensation contributed to the plan by the participant up to the federally mandated maximum. The named executive officers may participate in the plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers and may revise, amend or add to the benefits and perquisites made available to the named executive officers in the future if it deems advisable.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide certain of the named executive officers with severance protection. In conjunction with our initial public offering in 2003, the Company entered into employment and non-compete agreements with two of the named executive officers discussed in this section, Douglas J. Donatelli and Nicholas R. Smith. This was done to encourage the executive management team to remain in place and also to provide severance protection to the executive management team that was taking the Company public. The terms of the employment agreements were reviewed by outside counsel for the Company and the underwriters, approved by the Board of Trustees, and publicly disclosed.

The employment agreements provide that if payments become due as a result of a change in control and excise tax is imposed by the Internal Revenue Code of 1986, as amended (the “Code”), the Company is required to gross up payments to the executive for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment. The terms of and level of potential payments under the employment agreements are reviewed annually by the Compensation Committee in connection with the Section 280G calculation performed by Ernst & Young LLP and were reviewed in 2008 by Mercer (the Company’s former compensation consultant) and special legal counsel to the Compensation Committee. Following review, the employment agreements were amended in December 2008 to reflect the requirements of Section 409A of the Code, and the treasury regulations and related guidance promulgated thereunder, to provide additional flexibility with regard to organizational structure. Section 409A amendments included the following: (i) Section 2.1(c) of the employment agreements was amended to require that any release must be signed by the executive within a specific, not indefinite, period of time after the severance event; (ii) Section 2.1(c) was amended to disallow discretion for the Company or an executive to change between lump-sum and installment forms of severance; and (iii) a new Section 17 was added to show intent to comply with Section 409A, including a requirement that payment of severance that exceeds an amount specified under Section 409A ($520,000 as of December 31, 2014) be deferred for six months following termination of employment. Other amendments included the following: (i) Section 2.7(a)(i) was amended to include indictment for a felony in the definition of “for cause” termination; (ii) Section 2.7(a)(ii) was amended to delete the word “intentionally” in connection with an executive’s failure to substantially perform reasonably assigned material duties; (iii) Section 2.7(c) was amended to include a paragraph modifying the definition of “good reason” so that, in combination with language in Section 1.2, future corporate restructuring on the executive level is possible; and (iv) Section 3(a) of Exhibit B was amended to change the scope of non-competition agreements to include any additional locations in which the Company is doing business.

Pursuant to the respective employment offer letter agreements that the Company entered into with Andrew P. Blocher, Samantha S. Gallagher and Robert Milkovich upon the commencement of each of their respective employment with the Company, each such named executive officer is entitled to certain severance benefits based on the nature of their termination.

See “Employment and Related Agreements” below and “Potential Payments Upon Termination or a Change in Control” below for complete details of severance benefits payable to the named executive officers upon termination or change in control.

Share Ownership Guidelines

Ownership Requirements

Although our executive officers and trustees as a group have significant ownership interests in the Company, as shown in the “Share Ownership of Trustees and Executive Officers” table on page 21, the Board of Trustees has adopted share ownership guidelines for our Chief Executive Officer, executive vice presidents (whether or not they are named executive officers) and non-employee trustees (collectively, the “Participants”). Our Board of Trustees believes a meaningful financial stake in the Company by these individuals serves to align their interests with those of our shareholders. Our guidelines include the following ownership requirements:

Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Executive Vice President	2 times current base salary
Non-Employee Trustee	Aggregate cash value of equity awards for the last 4 years.

Eligible shares and share equivalents counted toward meeting the minimum ownership requirement include:

•	Common Shares owned directly or indirectly;

•	Preferred shares owned directly or indirectly;

•	Time vested restricted Common Shares and share units;

•	OP Units owned directly or indirectly; and

•	The in-the-money value of unexercised stock options, whether or not vested.

Current officers and trustees of the Company at the time the share ownership guidelines were adopted in January 2012 had two years to achieve the ownership requirement. Individuals subsequently subject to the guidelines (such as Ms. Gallagher, who joined the Company in October 2014, Mr. Milkovich, who joined the Company in June 2014, and Mr. Robinson, who joined our Board of Trustees in July 2013), have four years to achieve the ownership requirement. As of January 1, 2015, each of our executive officers and trustees subject to the guidelines has met his or her ownership requirement.

Pledging Policy

In March 2013, the Board of Trustees amended the share ownership guidelines to prohibit Participants from pledging Common Shares and OP Units for margin and other loans, except for pledges that were outstanding prior to March 1, 2013. In addition, Participants are strongly encouraged to reduce over time the number of Common Shares and OP Units that were subject to pledges outstanding prior to March 1, 2013.

Hedging Policy

In February 2014, the Board of Trustees amended our Insider Trading Policy to clarify that our trustees, officers and directors are specifically prohibited from engaging in any of the following transactions: (i) hedging or monetization transactions involving our securities, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (ii) trading in options, puts, calls or other derivative instruments involving our securities; (iii) short sales of our securities; and (iv) purchasing our securities on margin.

Clawback Policy

In February 2014, the Board of Trustees adopted a clawback policy to ensure that executive officers (and other Section 16 officers) are not unduly enriched in the event of a financial restatement. The clawback policy provides for the review and recoupment of performance-based compensation (including annual cash incentive/bonus awards (including short-term incentive awards) and all forms of equity- based compensation) awarded to or earned by covered officers if the Board of Trustees determines that (i) a covered officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules) and (ii) the performance-based compensation would have been lower if it had been based on the restated results. In such event, the Board of Trustees will, to the extent permitted by applicable law, seek recoupment from the applicable covered officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Evaluation of the Risk in Compensation Program

Management assesses the Company’s executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. This risk assessment process includes a review of program policies and practices; program analysis to identify both risk and internal risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although management reviewed all compensation programs, it focused on the Company’s compensation programs for officers and leasing personnel, who derive a significant portion of their compensation from commissions. Management’s assessment was presented to and discussed with the Compensation Committee.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight of the Compensation Committee with regard to executive compensation programs.

Tax Deductibility of Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually by a publicly traded entity with respect to certain of its executive officers. Compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by shareholders is not subject to this limit. The IRS has previously issued private letter rulings holding that Section 162(m) does not apply to compensation paid to employees of a REIT’s operating partnership. The Company has therefore determined that compensation paid to the Company’s executive officers by its Operating Partnership or a subsidiary of the Operating Partnership for services to the Operating Partnership should not be subject to the deduction limit. Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to shareholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 25. The following table sets forth the compensation paid or accrued to each of our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012:

Name & Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Douglas Donatelli Chairman and CEO	2014	$600,000	$—	$590,000	$—	$861,809	$—	$117,929	$2,169,739
	2013	$575,000	$—	$1,000,000	$—	$762,633	$—	$123,567	$2,461,200
	2012	$535,000	$—	$800,000	$1,585,000	$—	$—	$182,376	$3,102,376

Andrew Blocher(6) EVP, Chief Financial Officer and Treasurer	2014	$370,800	$—	$220,000	$—	$308,024	$—	$88,693	$987,517
	2013	$360,000	$—	$550,000	$—	$280,920	$—	$84,908	$1,275,828
	2012	$83,836	$250,000	$1,028,103	$—	$200,000	$—	$18,294	$1,580,233

Samantha Gallagher(7) EVP, General Counsel and Secretary	2014	$63,288	$100,000	$200,000	$—	$52,573	$—	$2,922	$418,783

Robert Milkovich(8) EVP and Chief Operating Officer	2014	$204,247	$150,000	$200,000	$—	$290,745	$—	$11,147	$856,139

Nicholas Smith EVP and Chief Investment Officer	2014	$339,900	$—	$230,000	$—	$260,602	$—	$105,826	$936,328
	2013	$330,000	$—	$575,000	$—	$254,870	$—	$113,598	$1,273,468
	2012	$320,000	$—	$575,000	$—	$256,000	$—	$135,753	$1,286,753

(1)	Discretionary or subjectively determined bonus payments to the named executive officers. The bonus for each of Ms. Gallagher and Mr. Milkovich in 2014 was payable upon commencement of each such executive officer’s employment with the Company on October 16 and June 2, 2014, respectively. Mr. Blocher’s bonus in 2012 was payable upon commencement of his employment with the Company on October 8, 2012.
(2)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant-date fair value of time-based and performance-based awards, as applicable, granted to our named executive officers during the relevant year. With respect to a performance-based award, the grant-date fair value is based upon the probable outcome of performance conditions under the award. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the year ended December 31, 2014, Note 17 to the Company’s audited financial statements for the year ended December 31, 2013 and Note 16 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s Annual Reports on Form 10-K filed with the SEC.
(3)	Mr. Donatelli was granted an option award for 500,000 Common Shares on January 10, 2012 that vests over eight years (12.5% on the first anniversary of the date of the grant and 3.125% in each subsequent calendar quarter). The Company did not grant any other options to named executive officers in 2014, 2013 or 2012. The Company calculates the grant-date fair value of option awards using a Black-Scholes option-pricing model.
(4)	Short-term performance-based incentive awards paid in cash to the named executive officers in connection with the Company’s short-term non-equity incentive plan. For a discussion of the plan criteria, see “Compensation Discussion and Analysis — Components of Named Executive Officer Compensation — Short-Term Incentive Compensation” above.
(5)	This amount represents dividends earned on unvested restricted shares issued under the Company’s 2003 Plan and 2009 Plan, as well as the following other benefits provided to all employees of the Company: 401(k) employer matching contributions, parking at our corporate offices, health and dental insurance, and group life insurance premiums. The following amounts were paid as dividends on unvested restricted shares during 2014: Mr. Donatelli, $84,602; Mr. Blocher, $55,367; Ms. Gallagher, $2,502; Mr. Milkovich, $4,538; and Mr. Smith, $74,223. See also “Option Exercises and Stock Vested” table on page 48.
(6)	Mr. Blocher joined the Company in October 2012. The 2012 base salary reflected above represents the prorated amount of base salary actually paid to him with respect to 2012. Mr. Blocher’s 2012 annualized base salary was $360,000. See “Employment and Related Agreements — Blocher Offer Letter” for additional information regarding the amount of compensation paid to Mr. Blocher in 2012.
(7)	Ms. Gallagher joined the Company in October 2014. The 2014 base salary reflected above represents the prorated amount of base salary actually paid to her with respect to 2014. Ms. Gallagher’s 2014 annualized base salary was $300,000. In addition, pursuant to the terms of her employment offer letter, her short-term incentive award for 2014 was prorated and, thus, the short-term incentive award reflected above represents the prorated amount actually paid to her under the short-term incentive plan for 2014 (based on an annualized award of $249,210). See “Employment and Related Agreements — Gallagher Offer Letter” for additional information regarding the amount of compensation paid to Ms. Gallagher in 2014.
(8)	Mr. Milkovich joined the Company in June 2014. The 2014 base salary reflected above represents the prorated amount of base salary actually paid to him with respect to 2014. Mr. Milkovich’s 2014 annualized base salary was $350,000. See “Employment and Related Agreements — Milkovich Offer Letter” for additional information regarding the amount of compensation paid to Mr. Milkovich in 2014.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2014.

	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name			Threshold ($)	Target ($)	Max ($)
Douglas Donatelli	2/18/14					34,108	440,000
	2/19/14	(4)				11,609	150,000
	2/17/15		630,000	900,000	1,170,000
Andrew Blocher	2/18/14					17,054	220,000
	2/17/15		237,312	296,640	355,968
Samantha Gallagher	10/16/14					16,680	200,000
	2/17/15	(5)	192,000	240,000	288,000
Robert Milkovich	6/2/14					15,128	200,000
	2/17/15		224,000	280,000	336,000
Nicholas Smith	2/18/14					17,829	230,000
	2/17/15		217,536	264,000	326,304

(1)	The amounts shown in these columns represent the range of potential payouts (threshold, target and stretch) under our short-term incentive compensation plan for our named executive officers for 2014 performance. Actual short-term incentive plan awards for Messrs. Donatelli, Blocher, Milkovich and Smith and Ms. Gallagher for the 2014 plan year were approved by the Compensation Committee on February 17, 2015 (and, in the case of the Chief Executive Officer, by the independent members of our Board of Trustees on February 18, 2015) and paid on March 6, 2015. The Company’s 2014 non-equity short-term incentive compensation plan provided for a threshold payout of 64% of base salary for Messrs. Blocher, Milkovich and Smith and Ms. Gallagher, and 105% of base salary for Mr. Donatelli, a target payout of 80% of base salary for Messrs. Blocher, Milkovich and Smith and Ms. Gallagher, and 150% of base salary for Mr. Donatelli, and a max payout of 96% of base salary for Messrs. Blocher, Milkovich and Smith and Ms. Gallagher, and 195% of base salary for Mr. Donatelli (in each case assuming 100% achievement of departmental and individual goals, as applicable). The actual awards for 2014 performance, which were based on the achievement of the applicable performance criteria as discussed in our Compensation Discussion and Analysis, are shown in the Summary Compensation Table above and were as follows: Mr. Donatelli: $861,809; Mr. Blocher: $308,024; Ms. Gallagher: a prorated award of $52,573 (based on an annualized award of $249,210); Mr. Milkovich: $290,745; and Mr. Smith: $260,602. For additional information, see “Compensation Discussion and Analysis — Components of Named Executive Officer Compensation — Short-Term Incentive Compensation” on page 35.
(2)	Represents time-vesting restricted share awards granted (a) in October 2014, in connection with Ms. Gallagher’s commencement of employment with the Company, (b) in June 2014, in connection with Mr. Milkovich’s commencement of employment with the Company and (c) in February 2014, under the LTI Program for the 2013 plan year. See “Compensation Discussion and Analysis — Components of Named Executive Compensation — Long-Term Incentive Compensation” above for a discussion of our LTI Program. All of these shares vest ratably on an annual basis over a three-year period from the date of grant. The vesting of restricted shares will accelerate based on the occurrence of certain other triggering events. See “Executive Compensation — Employment and Related Agreements” below.
(3)	Amounts represent the fair value of restricted share and option awards on the date of grant.
(4)	Represents the restricted share portion ($150,000) of Mr. Donatelli’s 2013 short-term incentive compensation award. As previously disclosed in last year’s proxy statement, for Mr. Donatelli’s 2013 short-term incentive compensation award, the Compensation Committee and Mr. Donatelli determined that it was appropriate to receive $150,000 of his award in restricted Common Shares, with the remainder payable in cash. In accordance with SEC guidance, the cash portion of the short-term incentive compensation award ($762,633) was reflected in the “Non-Stock Incentive Plan Compensation” column in the 2013 Summary Compensation Table in last year’s proxy statement. The restricted share portion ($150,000) also is included in the “Stock Awards” column in the 2014 Summary Compensation Table in this proxy statement
(5)	The amounts shown for Ms. Gallagher represent the range of potential payouts under the short-term incentive compensation plan on an annualized basis. Pursuant to the terms of her employment offer letter, her short-term incentive award was prorated and the total prorated payout to Ms. Gallagher under the short-term incentive plan for 2014 was $52,573 (based on an annualized award of $249,210).

Outstanding Equity Awards at Fiscal Year End

The following table lists the unvested restricted Common Shares and unexercised options to purchase our Common Shares awarded to our named executive officers that were outstanding as of December 31, 2014. Performance-based restricted share awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Douglas Donatelli(2)	—	—	—	—	—	95,139	1,175,918	159,274	1,968,627
	—	500,000	—	15.00	1/10/2022	—	—	—	—
Andrew Blocher(3)	—	—	—	—	—	75,029	927,358	—	—
Samantha Gallagher(4)	—	—	—	—	—	16,680	206,982
Robert Milkovich(5)	—	—	—	—	—	15,128	186,982
Nicholas Smith(6)	—	—	—	—	—	86,336	1,067,113	33,343	412,119

(1)	Value is determined by multiplying the number of unvested restricted shares by $12.36, the closing sale price for our Common Shares on December 31, 2014, the last trading day of the year.
(2)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (i) 2008 Award: 11,348 shares if the Company meets certain performance criteria; (ii) 2009 Award: 12,597 shares if the Company meets certain performance criteria; (iii) 2010 Award: 24,218 shares if the Company meets certain performance criteria; (iv) 2011 Award: 15,902 shares, of which 7,951 vested on February 22, 2015 and the remainder will vest on February 22, 2016; (v) 2012 Award: 33,520 shares, of which 11,173 vested on February 14, 2015 and will vest ratably on each February 14 thereafter through 2017; (vi) 2013 Award; up to 111,111 shares, which were forfeited on January 1, 2015 as the Company did not meet certain performance criteria; (vii) 2014 Award: 11,609 shares, which vested on February 19, 2015.
(3)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (i) 2012 Award: 26,022 shares, which will vest on October 8, 2015; (ii) 2013 Award: 31,953 shares of which 7,988 vested on February 19, 2015 and will vest ratably on each February 19 through 2018; and (3) 2014 Award: 17,054 shares, of which, 5,685 vested on February 18, 2015 and will vest ratably on each February 19 through 2019.
(4)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (i) 2014 Award: 16,680 shares, which will vest ratably on each October 16 through 2017.
(5)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (i) 2014 Award: 15,128 shares, which will vest ratably on each June 2 through 2017.
(6)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (i) 2008 Award: 7,856 shares if the Company meets certain performance criteria; (ii) 2009 Award: 8,721 shares if the Company meets certain performance criteria; (iii) 2010 Award: 16,766 shares if the Company meets certain performance criteria; (iv) 2011 Award: 11,009 shares, of which, 5,054 vested on February 22, 2015 and the remainder will vest on February 22, 2016; (v) 2012 Award: 24,092 shares, of which 8,031 vested on February 14, 2015 and will vest ratably on each February 14 thereafter through 2017; (vi) 2013 Award: 33,406 shares, of which 8,351 vested on February 19, 2015 and will vest ratably on each February 19 through 2018; and (vii) 2014 Award: 17,829 shares of which 5,943 vested on February 18, 2015 and will vest ratably on each February 18 through 2019.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of share options, SARs and similar instruments and the vesting of share (including restricted shares, restricted share units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Douglas Donatelli	—	—	25,178	$321,720
Andrew Blocher	—	—	34,009	$417,539
Samantha Gallagher	—	—	—	—
Robert Milkovich	—	—	—	—
Nicholas Smith	—	—	26,078	$334,426

(1)	Value is determined by multiplying the number of restricted shares by the closing sale price for our Common Shares on the dates of vesting.

Employment and Related Agreements

Employment Agreements

The Company entered into employment agreements with Douglas J. Donatelli and Nicholas R. Smith as of October 23, 2003, the date of the Company’s initial public offering. The employment agreements for Messrs. Donatelli and Smith were for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. Messrs. Donatelli and Smith’s agreements automatically renewed for two years on October 23, 2014. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the date that is two years after the change in control, unless the employment term is terminated sooner pursuant to the terms of the agreements.

The employment agreements were amended on December 19, 2008, primarily to reflect the requirements of current tax regulations, including Section 409 of the Code, and to provide additional flexibility with respect to the organizational structure of the Company. The following describes the material terms of the employment agreements, as amended (hereinafter referred to as the “employment agreements”).

The employment agreements provide that each executive’s annual base salary is reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. The agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.

The employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	the indictment for or conviction of, or a plea of guilty or nolo contendere to, a felony;

•	continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.

In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include any of the following events or conditions, provided (i) the executive has notified the Company in writing of the existence of such an event or condition within ninety (90) days of the initial existence of the event or condition and (ii) the Company has not remedied the event or condition within thirty (30) days of its receipt of the executive’s notice: a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Notwithstanding the preceding, a demotion, material reduction in duties, and material breach of the employment agreement shall not include an executive restructuring approved by the Board of Trustees as a result of which the executive is not a direct report of the chief executive officer, provided that any person to whom the executive shall be required to report shall be a direct report of the chief executive officer. Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and benefit plans, to the same extent as other similarly situated employees and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Mr. Donatelli’s or Mr. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable in equal installments over the 24-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s Incentive Pay (as defined below) for the fiscal year of his termination, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his Incentive Pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii) five years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay (“Incentive Pay”) is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. In addition, Douglas J. Donatelli and Nicholas R. Smith will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six-month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one-month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s Incentive Pay, (iii) a pro ration of the executive’s Incentive Pay for the fiscal year of his termination, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment, which is referred to as the 280G Gross Up in the table for Payments Due Upon Change in Control and Termination. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Maryland, Virginia, Washington, D.C., West Virginia and any other state or commonwealth in which the Company is doing business or has determined to do business at the date of termination. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

Blocher Offer Letter

Andrew P. Blocher joined the Company in October 2012 as Executive Vice President, Chief Financial Officer and Treasurer. The Company and Mr. Blocher did not enter into an employment agreement and his employment is on an “at-will” basis. Pursuant to the employment offer letter between the Company and Mr. Blocher, Mr. Blocher received an annual base salary of $360,000, which was reviewed and increased in March 2014, and participates in the Company’s short-term and long-term incentive plans, subject to satisfactory performance. In addition, Mr. Blocher is eligible to participate in the Company’s retirement and other benefit plans on the same terms as all other Company employees. Upon the commencement of his employment, Mr. Blocher also received an award of 78,064 restricted Common Shares that vest ratably over a three-year period from the date of grant.

In the event of a termination of his employment, Mr. Blocher will be entitled to certain severance benefits based on the nature of his termination. If his employment is terminated by the Company without cause or by him for good reason, Mr. Blocher will be entitled to receive:

•	an amount equal to the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years;

•	acceleration of unvested equity awards and a period of three years to exercise any vested share options (unless they sooner expire);

•	one year of COBRA coverage (if elected); and

•	if the termination is by the Company without cause, outplacement assistance for up to one year.

In the event of a change in control of the Company, if Mr. Blocher is terminated by the Company without cause or if he resigns for good reason within 12 months of the change in control, he will be entitled to receive:

•	an amount equal to two times the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years;

•	acceleration of unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire);

•	two years of COBRA coverage (if elected);

•	outplacement assistance for up to one year; and

•	gross-up of any excise taxes payable by him as a result of the severance payment, as well as income or other taxes due as a result of such gross-up payment.

If Mr. Blocher is terminated by the Company for cause or terminates his employment without good reason, he will immediately forfeit any unvested equity awards and, in the case of a termination for cause, the right to exercise any vested share options (in the case of a termination by him without good reason, he will have a one-year period in which to exercise vested share options (unless they sooner expire)). If Mr. Blocher dies or becomes disabled, he (or his estate, as the case may be) will receive (i) acceleration of any unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire), and (ii) one year of COBRA coverage (if elected). Finally, if Mr. Blocher retires (meaning that he resigns after the age of 58), he will be entitled to receive acceleration of 50% his unvested equity awards if he retires before age 62, 75% his unvested equity awards if he retires before age 65, or 100% his unvested equity awards if he retires after age 65, as well as a period of one year to exercise his vested share options (unless they sooner expire).

Payment of any of the foregoing severance benefits is conditioned on the execution by Mr. Blocher of a release and waiver of all claims arising from his employment or termination.

Pursuant to the terms of Mr. Blocher’s employment offer letter, “cause,” “change in control” and “good reason” have the following meanings. “Cause” is defined as: (i) indictment or conviction of or a plea of guilty or nolo contendere for the commission of a felony; (ii) commission of one or more acts involving moral turpitude; (iii) misappropriation of any assets of the Company; or (iv) misconduct which is materially injurious to the Company and/or its employees, officers and the trustees. “Good reason” generally means the occurrence of any of the following unless Mr. Blocher has consented in writing thereto or the event is cured by the Company within 30 days: (i) any material reduction in base salary; and (ii) any relocation of the Company’s headquarters or Mr. Blocher’s primary employment from the Washington, D.C. metropolitan area or more than 50 miles from the Company’s headquarters in Bethesda, Maryland. A “change in control” generally means the occurrence of any one of the following events: (i) approval by shareholders of the Company of (a) any merger in which the Company is not the surviving entity, other than a merger in which common shareholders of the Company immediately prior to the merger have substantially the same proportionate ownership of common shares of the surviving entity immediately after the merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the company; (ii) a change in the majority of members of the Board of Trustees within a 24-month period unless the election or nomination for election by the Company shareholders of each new trustee was approved by two-thirds of the trustees who were in office at the beginning of the 24-month period; (iii) if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding shares; and (iv) we merge into another entity and are the surviving entity but, immediately after the merger, the shareholders of the Company immediately prior to the merger do not hold more than 50% of the voting securities of the combined company.

Gallagher Offer Letter

Samantha S. Gallagher joined the Company in October 2014 as Executive Vice President, General Counsel and Secretary. The Company and Ms. Gallagher did not enter into an employment agreement and her employment is on an “at-will” basis. However, pursuant to the employment offer letter between the Company and Ms. Gallagher (including the Statement of Severance Benefits attached thereto), Ms. Gallagher received an annual base salary of $300,000, which was reviewed and increased to $330,000 in March 2015, and participates in the Company’s short-term and long-term incentive plans, subject to satisfactory performance. Pursuant to the terms of her employment offer letter, Ms. Gallagher’s short-term incentive award for 2014 was prorated from her commencement of employment. In addition, Ms. Gallagher is eligible to participate in the Company’s retirement and other benefit plans on the same terms as all other Company employees. Upon the commencement of her employment, Ms. Gallagher received a one-time cash payment of $100,000 and an award of 16,680 restricted Common Shares (having a grant-date fair value of $200,000), which vest ratably on an annual basis over a three-year period from the date of grant.

In the event of a termination of her employment, Ms. Gallagher will be entitled to receive certain severance benefits based on the nature of her termination. If her employment is terminated by the Company without cause or by her for good reason, Ms. Gallagher will be entitled to receive:

•	an amount equal to the sum of her highest annual base salary and the average annual bonus earned during the prior three years (or the period of her employment, if less than three years); provided, however, that if the period of her employment is less than one year, then, with respect to the bonus component, rather than the average annual bonus earned, such amount shall be the highest annual bonus she was eligible to receive;

•	acceleration of vesting of all unvested non-performance equity awards and a period of one year to exercise her vested share options (unless they sooner expire);

•	an additional lump sum payment equal to $15,000; and

•	if the termination is by the Company without cause, outplacement assistance selected by the Company for up to one year.

In the event of a change in control of the Company, if Ms. Gallagher is terminated by the Company without cause or if she resigns for good reason within 12 months of the change in control, she will be entitled to receive:

•	an amount equal to two times the sum of her highest annual base salary and the average annual bonus earned during the prior three years (or the period of her employment, if less than three years); provided, however, that if the period of her employment is less than one year, then, with respect to the bonus component, rather than two times the average annual bonus earned, such amount shall be two times the highest annual bonus she was eligible to receive;

•	acceleration of vesting of all unvested non-performance equity awards and a period of one year to exercise her vested share options (unless they sooner expire);

•	an additional lump sum payment equal to $22,500; and

•	if termination is by the Company without cause or by her for good reason within 12 months of the change in control, outplacement assistance selected by the Company for up to one year.

If Ms. Gallagher is terminated by the Company for cause or terminates her employment without good reason, she will immediately forfeit any unvested equity awards and, in the case of a termination for cause, the right to exercise any vested share options (in the case of a termination by her without good reason, she will have a one-year period in which to exercise vested share options (unless they sooner expire)). If Ms. Gallagher dies or becomes disabled, she (or her estate, as the case may be) will receive (i) acceleration of any unvested non-performance equity awards, and (ii) a lump sum death or disability benefit payment, as applicable, equal to $15,000. Finally, if Ms. Gallagher retires (meaning that she resigns after the age of 58), she will be entitled to receive acceleration of vesting of 50% of her unvested non-performance equity awards if she retires before age 62, 75% of her unvested non-performance equity awards if she retires before age 65, or 100% of her unvested non-performance equity awards if she retires after age 65, as well as, in each case, a period of one year to exercise any vested equity options (unless such options expire pursuant to their terms prior to the first anniversary of the date of retirement).

Payment of any of the foregoing severance benefits is conditioned on the execution by Ms. Gallagher of a release and waiver of all claims arising from her employment or termination.

Pursuant to the terms of Ms. Gallagher’s employment offer letter, “cause,” “change in control” and “good reason” have the following meanings. “Cause” is defined as: (i) indictment or conviction of or a plea of guilty or nolo contendere for the commission of a felony; (ii) commission of one or more acts involving fraud or moral turpitude; (iii) misappropriation of any assets of the Company; (iv) misconduct which is materially injurious to the Company and/or its employees, officers and the trustees; and (v) fraud or willful misconduct by Ms. Gallagher that caused or otherwise contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules). “Good reason” generally means the occurrence of any of the following unless Ms. Gallagher has consented in writing thereto or the event is cured by the Company within 30 days after receipt of notice: (i) any material reduction in base salary; (ii) any relocation of the Company’s headquarters or Ms. Gallagher’s primary employment from the Washington, D.C. metropolitan area or more than 50 miles from the Company’s headquarters in Bethesda, Maryland; or (iii) any material reduction of Ms. Gallagher’s duties from those identified at the commencement of her employment with the Company. A “change in control” generally means the occurrence of any one of the following events: (i) a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities; (ii) the consummation of (a) a merger or consolidation of the Company with another entity where the holders of the Company’s voting shares immediately prior to the merger or consolidation will not own, immediately after the merger or consolidation, more than 50% of the combined voting power of the securities in the surviving entity or its parent, or where the members of the Board of Trustees immediately prior to the merger or consolidation would not, immediately after the merger or consolidation, constitute a majority of the Board of Trustees of the surviving entity, (b) a sale or other disposition of all or substantially all of the Company’s assets or (c) a liquidation or dissolution of the Company; and (iii) a change in the majority of members of the Board of Trustees within a two-year period unless the election or nomination for election by the Company shareholders of each new trustee was approved by two-thirds of the trustees who were in office at the beginning of the two-year period.

Milkovich Offer Letter

Robert Milkovich joined the Company in June 2014 as Executive Vice President and Chief Operating Officer. The Company and Mr. Milkovich did not enter into an employment agreement and his employment is on an “at-will” basis. However, pursuant to the employment offer letter between the Company and Mr. Milkovich (including the Statement of Severance Benefits attached thereto), Mr. Milkovich received an annual base salary of $350,000, which was reviewed and increased to $360,000 in March 2015, and participates in the Company’s short-term and long-term incentive plans, subject to satisfactory performance. In addition, Mr. Milkovich is eligible to participate in the Company’s retirement and other benefit plans on the same terms as all other Company employees. Upon the commencement of his employment, Mr. Milkovich received a one-time cash payment of $150,000 and an award of 15,128 restricted Common Shares (having a grant-date fair value of $200,000), which vest ratably on an annual basis over a three-year period from the date of grant.

In the event of a termination of his employment, Mr. Milkovich will be entitled to receive certain severance benefits based on the nature of his termination. If his employment is terminated by the Company without cause or by him for good reason, Mr. Milkovich will be entitled to receive:

•	an amount equal to the sum of his highest annual base salary and the average annual bonus earned during the prior three years (or the period of his employment, if less than three years);

•	acceleration of vesting of all unvested non-performance equity awards and a period of one year to exercise his vested share options (unless they sooner expire);

•	an additional lump sum payment equal to $15,000; and

•	if the termination is by the Company without cause, outplacement assistance selected by the Company for up to one year.

In the event of a change in control of the Company, if Mr. Milkovich is terminated by the Company without cause or if he resigns for good reason within 12 months of the change in control, he will be entitled to receive:

•	an amount equal to two times the sum of his highest annual base salary and the average annual bonus earned during the prior three years (or the period of his employment, if less than three years);

•	acceleration of vesting of all unvested non-performance equity awards and a period of one year to exercise his vested share options (unless they sooner expire);

•	an additional lump sum payment equal to $22,500; and

•	if termination is by the Company without cause or by him for good reason within 12 months of the change in control, outplacement assistance selected by the Company for up to one year.

If Mr. Milkovich is terminated by the Company for cause or terminates his employment without good reason, he will immediately forfeit any unvested equity awards and, in the case of a termination for cause, the right to exercise any vested share options (in the case of a termination by him without good reason, he will have a one-year period in which to exercise vested share options (unless they sooner expire)). If Mr. Milkovich dies or becomes disabled, he (or his estate, as the case may be) will receive (i) acceleration of any unvested non-performance equity awards, and (ii) a lump sum death or disability benefit payment, as applicable, equal to $15,000. Finally, if Mr. Milkovich retires (meaning that he resigns after the age of 58), he will be entitled to receive acceleration of vesting of 50% of his unvested non-performance equity awards if he retires before age 62, 75% of his unvested non-performance equity awards if he retires before age 65, or 100% of his unvested non-performance equity awards if he retires after age 65, as well as, in each case, a period of one year to exercise any vested equity options (unless such options expire pursuant to their terms prior to the first anniversary of the date of retirement).

Payment of any of the foregoing severance benefits is conditioned on the execution by Mr. Milkovich of a release and waiver of all claims arising from his employment or termination.

Pursuant to the terms of Mr. Milkovich’s employment offer letter, “cause,” “change in control” and “good reason” have the same meanings as set forth in Ms. Gallagher’s employment offer letter (as discussed above).

In connection with Mr. Milkovich’s employment offer letter, Mr. Milkovich was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of Mr. Milkovich’s employment, he will not (i) compete with the Company by working with or investing in any business or enterprise that owns, acquires, operates or develops office or business park properties within Maryland, Virginia, Washington, D.C. and any other state or commonwealth in which the Company is doing business at the date of termination or (ii) solicit any of the Company’s principal tenants or customers, encourage any of the Company’s principal tenants or customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees; provided, however, that if Mr. Milkovich’s employment is terminated without cause or by him for good reason, then the non-competition and non-solicitation periods are reduced to six months following termination. In addition, the agreement provides that, if Mr. Milkovich remains employed by the Company for a period of three or more years, then the non-competition and non-solicitation periods will be reduced from one year to six months following termination.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to the Company’s named executive officers as of December 31, 2014 in the event termination or change in control payments would have been triggered under Messrs. Donatelli and Smith’s employment agreements, and under the employment offer letters for Messrs. Blocher and Milkovich and Ms. Gallagher.

For further information on the terms of the employment and related agreements for the named executive officers, see “Executive Compensation —   Employment and Related Agreements” above and also the actual employment agreements and the amendment thereto and the employment offer letters for each of Mr. Blocher, Ms. Gallagher and Mr. Milkovich, all of which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014.

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Name	Salary(1) ($)	Share Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(4) ($)	Benefits(1) ($)	Total ($)
Douglas Donatelli	1,200,000	3,144,545	1,623,266	1,170,000	49,315	33,988	7,221,114
Nicholas Smith	679,800	1,479,232	—	326,304	27,937	24,132	2,537,405
Andrew Blocher	370,800	927,358	—	308,024	—	23,200	1,629,382
Samantha Gallagher	300,000	206,982	—	288,000	—	25,000	819,982
Robert Milkovich	350,000	186,982	—	290,745	—	25,000	852,727

(1)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in 24 monthly installments following termination without cause or resignation for good reason. Under the employment offer letters for each of Mr. Blocher, Ms. Gallagher and Mr. Milkovich, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in a lump sum, following termination without cause or resignation for good reason.
(2)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2014, the last trading day of the year.
(3)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s employment offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination. Pursuant to the employment offer letter for each of Ms. Gallagher and Mr. Milkovich, any outstanding options vest and become fully exercisable, and the executive has one year to exercise options after termination.
(4)	Under the employment agreements of Messrs. Donatelli and Smith, the Company must provide at least thirty days written notice prior to a termination without cause. Amounts in this column represent payments of base salary and benefits during that period. No notice period is required under the employment offer letters for Messrs. Blocher and Milkovich and Ms. Gallagher.

Payments Due Upon Termination Due to Death or Disability

Name	Salary ($)	Share Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)	Benefits(4) ($)	Total ($)
Douglas Donatelli	—	3,144,545	1,623,266	1,170,000	—	—	5,937,811
Nicholas Smith	—	1,479,232	—	326,304	—	—	1,805,536
Andrew Blocher	—	927,358	—	—	—	13,200	940,558
Samantha Gallagher	—	206,982	—	—	—	15,000	221,982
Robert Milkovich	—	186,982	—	—	—	15,000	201,982

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2014, the last trading day of the year.
(2)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination. Pursuant to the employment offer letter for each of Ms. Gallagher and Mr. Milkovich, any outstanding options vest and become fully exercisable, and the executive has one year to exercise options after termination.
(3)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Non-Equity Incentive Plan Compensation” column are payable in 24 monthly installments following termination due to death or disability. Pursuant to the employment offer letters for each of Mr. Blocher, Ms. Gallagher and Mr. Milkovich, no cash amounts are due for “Non-Equity Incentive Plan Compensation” following termination due to death or disability.
(4)	Under the terms of the employment agreements of Messrs. Donatelli and Smith, no payments are due for benefits. Under the terms of Mr. Blocher’s employment offer letter. Mr. Blocher is entitled to a payment equal to one year of COBRA coverage for his existing medical plan. Under the terms of the employment offer letters for each of Ms. Gallagher and Mr. Milkovich, each such executive is entitled to a lump sum payment equal to $15,000.

Payments Due Upon Change in Control and Termination

Name	Salary(1) ($)	Share Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation- Severance(1)(4) ($)	Non-Equity Incentive Plan Compensation- Pro-Rata(4) ($)	All Other Compensation (Notice Period) ($)(5)	Benefits ($)(6)	Cost of 280G Gross Up ($)(7)	Total ($)
Douglas Donatelli	1,800,000	3,144,545	1,623,266	3,510,000	1,170,000	98,828	65,418	4,407,522	15,819,579
Nicholas Smith	1,019,700	1,479,232	—	978,912	326,304	56,033	41,215	—	3,901,396
Andrew Blocher	741,600	927,358	—	616,048	—	61,134	44,816	—	2,390,956
Samantha Gallagher	600,000	206,982	—	576,000	—	—	32,500	—	1,415,482
Robert Milkovich	700,000	186,982	—	581,490	—	—	32,500	—	1,500,972

(1)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns are payable, subject to Section 409 of the Code in equal bi-weekly installments following the change in control (“CIC”). Pursuant to the employment offer letters for each of Mr. Blocher, Ms. Gallagher and Mr. Milkovich, these amounts are payable in a lump sum. Other than amounts included in the column “Cost of 280G Gross Up,” the total amount set forth above does not include reimbursement of any excise tax that may be triggered under a CIC.
(2)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2014, the last trading day of the year.
(3)	Pursuant to the employment agreements of Messrs. Donatelli and Smith, any outstanding options vest and become fully exercisable, and each such option remains exercisable for the shorter of (i) the remaining term of the option, or (ii) five years after termination. Pursuant to Mr. Blocher’s employment offer letter, any outstanding options vest and become fully exercisable, and he has three years to exercise options after termination. Pursuant to the employment offer letter for each of Ms. Gallagher and Mr. Milkovich, each executive shall receive accelerated vesting of unvested non-performance shares and options, and shall have one year to exercise options after termination.
(4)	As defined in the employment agreements of Messrs. Donatelli and Smith, Incentive Pay is defined as the greater of (i) the maximum cash incentive bonus for which the executive was eligible during the period that includes the termination date, or (ii) the highest aggregate cash bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date. Under the terms of Mr. Blocher’s employment offer letter, he would be eligible for a payment equal to two times the highest annual bonus earned by him in the prior three-year period. Under the terms of Ms. Gallagher’s employment offer letter, she would be eligible for a payment equal to two times the highest annual bonus she was eligible to receive. Under the terms of Mr. Milkovich’s employment offer letter, he would be eligible for a payment equal to two times the average annual bonus earned by him during the prior three years (or the period of his employment, if less than three years). The dollar amounts set forth under “Non-Equity Incentive Plan Compensation” assume, for purposes of this calculation, that Mr. Donatelli’s maximum cash incentive bonus for which he was eligible during 2014 was equal to his Stretch award under the short-term incentive compensation plan, or 195% of his base salary; Mr. Smith’s maximum cash incentive bonuses for which he was eligible during 2014 was equal to his Stretch award under the short-term incentive compensation plan, or 96% of his base salary; Mr. Blocher’s highest annual bonus achieved in the prior three years (or portion thereof, as applicable) was equal to his award under the short-term incentive compensation plan for the 2014 plan year ($308,024); Ms. Gallagher’s highest annual bonus for which she was eligible to receive in the prior three years (or portion thereof, as applicable) was equal to her annualized Stretch award under the short-term incentive compensation plan for the 2014 plan year ($288,000); and Mr. Milkovich’s average annual bonus earned in the prior three years (or portion thereof, as applicable) was equal to his award under the short-term incentive compensation plan for the 2014 plan year ($290,745).
(5)	Under the terms of the employment agreements of Messrs. Donatelli and Smith and Mr. Blocher’s employment offer letter, upon a change of control, the Company must provide at least sixty days written notice prior to a termination without cause. Amounts in this column represent payments of salary and benefits during that period. Under the terms of his employment offer letter, Mr. Blocher also is eligible for an outplacement allowance of $10,000, which is included in this column. Under the terms of the employment offer letters for each of Ms. Gallagher and Mr. Milkovich, the executive is eligible for reasonable outplacement services for a period of up to one year as determined by the Company, which has been valued at $10,000 and is included in this column.
(6)	Under the terms of the employment agreements of Messrs. Donatelli and Smith and Mr. Blocher’s employment offer letter, payments for medical coverage are due for varying time periods following a change in control. Amounts in this column represent payments for benefits during the severance period. Under the terms of the employment offer letters for each of Ms. Gallagher and Mr. Milkovich, each such executive is entitled to a lump sum payment equal to $22,500.
(7)	The following assumptions were made in calculating the amounts in this column: the Company’s fiscal year begins on January 1, 2014; the Company undergoes a CIC on December 31, 2014 (the “CIC Date”); each of the named executive officer’s employment is terminated on the CIC Date for other than cause; the Company’s share price on the CIC Date is $12.36; it can be established that any share options and restricted shares granted less than 12 months prior to the CIC Date were not contingent on a CIC; and the following tax rates apply: excise tax rate of 20%, federal tax rate of 39.6%, Maryland state tax rate of 5.75% (plus 3.2% tax rate for Montgomery County residents), Virginia state tax rate of 5.75%, and a Medicare tax rate of 2.35%.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014 with respect to our equity compensation plans. The Company has no equity compensation plans that were not approved by its security holders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	1,051,359	$15.33	2,770,026
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,051,359	$15.33	2,770,026

(1)	There are no outstanding warrants or rights. Includes shares authorized for issuance under (i) the 2003 Plan, which expired in 2013, pursuant to option awards outstanding under the 2003 Plan as of December 31, 2014 and (ii) the 2009 Plan.
(2)	Consists entirely of shares authorized for issuance under the 2009 Plan.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis beginning on page 25, the tabular disclosures regarding our named executive officers’ compensation (as set forth in this proxy statement), and the narrative disclosure accompanying the tabular presentation. We believe these disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies and policies for the years presented.

First Potomac Realty Trust is proud of its record of transparency and good governance with regard to pay practices. We have consistently linked pay to performance with an emphasis on a short- and long-term compensation package that is primarily based on the achievement of multiple annual goals (see discussion beginning on page 35), thus providing for accountability and encouraging an ownership perspective among our executive officers that closely aligns the executive officers’ interests with creating long-term shareholder value. We do not participate in problematic pay practices such as repricing of underwater share options or excess perquisites or practices that incentivize excessive risk-taking, such as multi-year bonuses or supplemental pensions. Our executive pay practices and philosophy have been developed with the assistance of an outside consultant and we actively monitor our compensation practices in light of the industry in which we operate, the practices of our peer group and the marketplace for executive talent in which we compete. We are focused on attracting and retaining a highly qualified executive team. We believe that our shareholders are best served by talented executive officers with compensation packages that are competitive and fair.

Based on operating metrics, the Company performed well in 2014. We executed 1.6 million square feet of leases, increased leased and occupied percentages by 320 basis points and 210 basis points, respectively, sold six non-core properties for gross proceeds of $97.7 million, acquired three high-quality office buildings for an aggregate purchase price of $188.0 million, signed a 167,000 square foot lease with the GSA at a to-be constructed building in Northern Virginia on vacant land that we have in our portfolio, increased same-property net operating income year-over-year by 2.8% on an accrual basis and 2.7% on a cash basis, and reported Core FFO of $0.98 per diluted shares. In addition to the Company’s strong operational performance in 2014, the Company made substantial progress executing on its previously disclosed strategic and capital plan, which included completing the aforementioned capital recycling transactions, implementing targeted portfolio management initiatives, and increasing liquidity and financial flexibility. Despite the Company’s strong operational performance, and the significant progress in executing the strategic and capital plan, the Company’s absolute and relative total shareholder return were below the pre-established performance hurdles under the LTI Program. As such, the named executive officers did not receive any portion of the performance-based award for 2014 under the LTI Program.

The Compensation Committee took all of these factors into account in determining the total compensation for named executive officers for 2014 as outlined in “Executive Compensation — Compensation Discussion and Analysis.” We believe the total compensation and components of compensation received by our named executive officers are appropriate and well within the range of compensation received by other executives in our peer group and market.

The Board of Trustees unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our shareholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Shareholders may also abstain from voting on this advisory proposal. The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Our Board of Trustees recommends that you vote “FOR” the advisory approval of the named executive officer compensation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chair), Richard B. Chess and Alan G. Merten and operates under a written charter adopted by the Board of Trustees.

The Audit Committee oversees First Potomac Realty Trust’s financial reporting processes on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process, including the internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2014, management’s report on internal control over financial reporting, and KPMG’s attestation report on the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Audit Committee also has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as amended and adopted by the Public Company Accounting Oversight Board. Auditing Standard No. 16 requires an auditor to discuss with the Audit Committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable rules of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board of Trustees approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Terry L. Stevens, Chairperson

Richard B. Chess

Alan G. Merten

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company as of and for the years ended December 31, 2014 and 2013 by KPMG LLP were:

Fee Type	2014	2013
Audit Fees	$639,000	$764,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$639,000	$764,000

Audit fees include fees and expenses for services in connection with the annual audit of our consolidated financial statements, the limited quarterly review of the financial statements included in our quarterly reports, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, acquisition audits, comfort letters, consents, review of SEC filings, and other services that generally only the principal auditor can reasonably provide to the Company.

Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permitted non-audit service to the Company. Pursuant to the Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate for any calendar year. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. If the Audit Committee reviews and ratifies any engagement that was pre-approved by the chairperson of the Audit Committee, then the fees payable in connection with the engagement will not count against the $100,000 aggregate annual fee limit. The Audit Committee pre-approved all services provided by the independent auditor in 2014 and 2013.

The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2015. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

ANNUAL REPORT

The Company’s 2014 Annual Report to Shareholders, which is comprised of our Annual Letter to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2014, is being made available to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Samantha Sacks Gallagher
Executive Vice President, General Counsel and
Secretary

April 9, 2015

Bethesda, Maryland

FIRST POTOMAC REALTY TRUST 7600 WISCONSIN AVE 11th FLOOR BETHESDA, MD 20814
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Trustees recommends you vote
FOR the following: nominee(s) on the line below.
0 0 0
1. Election of Trustees
Nominees
01 Robert H. Arnold 02 Richard B. Chess 03 Douglas J. Donatelli 04 James P. Hoffmann 05 Alan G. Merten
06 Thomas E. Robinson 07 Terry L. Stevens
The Board of Trustees recommends you vote FOR proposals 2. and 3. For Against Abstain
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 0 0 0 ending December 31, 2015.
3. Advisory (non-binding) approval of named executive officer compensation. 0 0 0 NOTE: The proxy is authorized to vote, in his discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
Andrew P. Blocher, EVP and CFO
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, and Annual Report on Form 10-K is/are available at www.proxyvote.com .
FIRST POTOMAC REALTY TRUST
7600 Wisconsin Avenue, 11th Floor Bethesda, Maryland 20814
The undersigned hereby appoints Andrew P. Blocher as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side and at the discretion of the proxy on any other matters that may properly come before the meeting, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 16, 2015, at the annual meeting of shareholders to be held on May 21, 2015 at 11:00 a.m. and any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2 and 3.
To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by telephone by following the instructions included on this proxy card.
This proxy is solicited on behalf of the Board of Trustees.
Please date and SIGN on the reverse side